                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-4


REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                     [ ]

         Pre-Effective Amendment No.   1         (File No. 333-74865)       [X]
                                     -----       --------------------

         Post-Effective Amendment No.                                       [ ]

                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

         Amendment No.              2       (File No. 811-7195)             [X]
                               ---------

                        (Check appropriate box or boxes)

                  AMERICAN ENTERPRISE VARIABLE ANNUITY ACCOUNT
--------------------------------------------------------------------------------
                           (Exact Name of Registrant)

                   American Enterprise Life Insurance Company
--------------------------------------------------------------------------------
                               (Name of Depositor)

80 South 8th Street, P.O. Box 534, Minneapolis, MN          55440-0534
-------------------------------------------------------------------------------
(Address of Depositor's Principal Executive Offices)        (Zip Code)

Depositor's Telephone Number, including Area Code        (612) 671-3678
-------------------------------------------------------------------------------

          Mary Ellyn Minenko, IDS Tower 10, Minneapolis, MN 55440-0010
-------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

It is proposed that this filing will become effective: July __, 1999 or as soon as possible.

Prospectus
         , 1999


American Express Signature Variable AnnuitySM


Individual flexible premium deferred combination fixed/variable annuity

American Enterprise Variable Annuity Account


Issued by: American Enterprise Life Insurance Company (American Enterprise Life) 80 South Eighth Street
P.O. Box 534
Minneapolis, MN 55440-0534
Telephone:  800-333-3437

This prospectus contains information that you should know before investing. You also will receive the prospectuses for:

o        American Express Variable Portfolio Funds                                   o        J. P. Morgan Series Trust II
o        AIM Variable Insurance Funds, Inc.                                          o        Lazard Retirement Series, Inc.
o        Alliance Variable Products Series Fund                                      o        MFS(R) Variable Insurance TrustSM
o        Baron Capital Funds                                                         o        Putnam Variable Trust
o        Fidelity Variable Insurance Products Service Class                          o        Royce Capital Fund
o        Franklin Templeton Variable Insurance Products Trust - Class II             o        Wanger Advisors Trust
o        Goldman Sachs Variable Insurance Trust (VIT)                                o        Warburg Pincus Trust


Please read the prospectuses carefully and keep them for future reference. This contract is available for nonqualified annuities, IRAs (including Roth IRAs), Simplified Employee Pension (SEP) plans and Tax-Sheltered Annuity (TSA) rollovers.


The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.


A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting American Enterprise Life at the telephone number above or by completing and sending the order form on the last page of this prospectus. The table of contents of the SAI is on the last page of this prospectus.

                                Table of Contents

Key Terms...........................................................
The Contract in Brief...............................................
Expense Summary.....................................................


Condensed Financial Information (Unaudited).........................


Financial Statements................................................
Performance Information.............................................


The Variable Account and the Funds..................................


The Fixed Account...................................................


Buying Your Contract................................................


Charges.............................................................
Valuing your Investment.............................................


Making the Most of Your Contract....................................
Withdrawals.........................................................


TSA - Special Withdrawal Provisions.................................
Changing Ownership..................................................
Benefits in Case of Death...........................................
The Annuity Payout Period...........................................
Taxes...............................................................
Voting Rights.......................................................
Substitution of Investments.........................................

About the Service Providers.........................................


Table of Contents of the Statement of Additional Information........

Key terms

These terms can help you understand details about your contract.


Accumulation unit - A measure of the value of each subaccount before annuity payouts begin.


Annuitant - The person on whose life or life expectancy the annuity payouts are based.

Annuity payouts - An amount paid at regular intervals under one of several plans.

Beneficiary - The person you designate to receive benefits in case of the owner's or annuitant's death while the contract is in force and before annuity payouts begin.

Close of business - When the New York Stock Exchange (NYSE) closes, normally 4 p.m. Eastern time.

Contract value - The total value of your contract before we deduct any applicable charges.

Contract year - A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.

Fixed account - An account to which you may allocate purchase payments.  Amounts
you  allocate  to  this   account  earn   interest  at  rates  that  we  declare
periodically.

Funds - Investment options under your contract. You may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.

Owner (you, your) - The person who controls the contract (decides on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. The owner is responsible for taxes, regardless of whether he or she receives the contract's benefits.

Qualified annuity - A contract that you purchase for one of the following retirement plans that is subject to applicable federal law and any rules of the plan itself:

o Individual Retirement Annuities (IRAs), including Roth IRAs
o Simplified Employee Pension (SEP) plans
o Tax-Sheltered Annuity (TSA) rollovers

All other contracts are nonqualified annuities.

Retirement date - The date when annuity payouts are scheduled to begin.


Valuation date - Any normal business day, Monday through Friday, that the NYSE is open. Each valuation date ends at the close of business. We calculate the value of each subaccount at the close of business on each valuation date.

Variable account - Consists of separate subaccounts to which you may allocate purchase payments; each subaccount invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the fund.

Withdrawal value - The amount you are entitled to receive if you make a full withdrawal from your contract. It is the contract value minus any applicable charges.

The Contract in Brief

Purpose: The purpose of the contract is to allow you to accumulate money for retirement. You do this by making one or more investments (purchase payments) that may earn returns that increase the value of the contract. The contract provides lifetime or other forms of payouts beginning at a specified date (the retirement date). As in the case of other annuities, it may not be advantageous for you to purchase this contract as a replacement for, or in addition to an existing annuity.

Free look period: You may return your contract to your sales representative or to our office within the time stated on the first page of your contract and receive a full refund of the contract value. We will not deduct any charges. However, you bear the investment risk from the time of purchase until you return the contract; the refund amount may be more or less than the payment you made. (Exception: If the law requires, we will refund all of your purchase payments.)

Accounts: Currently, you may allocate your purchase payments among any or all of:


o the subaccounts, each of which invests in a fund with a particular investment objective. The value of each subaccount varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the retirement date will equal or exceed the total purchase payments you allocate to the subaccounts. (p. )


o the fixed account, which earns interest at a rate that we adjust periodically. (p. )


Buying your contract: Your sales representative will help you complete and submit an application. Applications are subject to acceptance at our office. You may buy a nonqualified annuity or a qualified annuity. After your initial purchase payment, you have the option of making additional purchase payments in the future. Some states have time limitations for making additional payments.


o Minimum initial purchase payment - $2,000
o Minimum additional purchase payment - $100 ($50 for Systematic Investment Plan payments)
o Maximum total purchase payments (without prior approval) -
                  $1,000,000 (for issue ages up to 85)
                  $100,000 (for issue ages 86 to 90) (p. )

Transfers: Subject to certain restrictions you currently may redistribute your money among accounts without charge at any time until annuity payouts begin, and once per contract year among the subaccounts after annuity payouts begin. You may establish automated transfers among the fixed account and subaccounts. Fixed account transfers are subject to special restrictions. (p. )

Withdrawals: You may withdraw all or part of your contract value at any time before the retirement date. You also may establish automated partial withdrawals. Withdrawals may be subject to charges and tax penalties (including a 10% IRS penalty if you make withdrawals prior to your reaching age 59 1/2) and may have other tax consequences; also, certain restrictions apply. (p. )

Changing ownership: You may change ownership of a nonqualified annuity by written instruction, but this may have federal income tax consequences. Restrictions apply to changing ownership of a qualified annuity. (p. )

Benefits in case of death: If you or the annuitant die before annuity payouts begin, we will pay the beneficiary an amount at least equal to the contract value. (p. )


Annuity payouts: You can apply your contract value to an annuity payout plan that begins on the retirement date. You may choose from a variety of plans to make sure that payouts continue as long as you like. If you purchased a qualified annuity, the payout schedule must meet the requirements of the qualified plan. We can make payouts on a fixed or variable basis, or both. Total monthly payouts may include amounts from each subaccount and the fixed account. (p. )


Taxes: Generally, your contract grows tax-deferred until you make withdrawals from it or begin to receive payouts. (Under certain circumstances, IRS penalty taxes may apply.) Even if you direct payouts to someone else, you will be taxed on the income if you are the owner. However, Roth IRAs may grow and be distributed tax free if you meet certain distribution requirements. (p.)

Charges:

o    $30 annual contract administrative charge;
o    0.15% variable account administrative charge;
o    1.25% mortality and expense risk fee;
o    withdrawal charge;
o any premium taxes that may be imposed on us by state or local governments currently, we deduct any applicable premium tax when you make a total withdrawal or when annuity payouts begin, but we reserve the right to deduct this tax at other times such as when you make purchase payments, and
o    the operating expenses of the funds.

Expense Summary


The purpose of the following information is to help you understand the various costs and expenses associated with your contract.

You pay no sales charge when you purchase your contract. We show all costs that you bear directly or indirectly for the subaccounts and funds below. Some expenses may vary as we explain under "Charges." Please see the funds' prospectuses for more information on the operating expenses for each fund.

Contract owner expenses:


Withdrawal charge
(contingent deferred sales charge as a percentage of purchase payment withdrawn)

          Years from purchase                      Withdrawal charge
            payment receipt                            percentage
                   1                                       7.5%
                   2                                       7.5
                   3                                       7
                   4                                       6
                   5                                       5
                   6                                       4
                   7                                       2
               Thereafter                                  0

Annual contract administrative charge                    $30*



* We will waive this charge when your contract value is $50,000 or more on the current contract anniversary.

Annual variable account  expenses
(as a percentage of average subaccount value)


         Variable account administrative charge...................0.15%

         Mortality and expense risk fee...........................1.25%


Total annual variable account expenses............................1.40%

Annual operating expenses of the funds (as a percentage of average daily net assets)

                                                     Management          12b-1           Other
                                                     Fees                Fees            Expenses         Total
AXPSM Variable Portfolio - Bond Fund                 .60%                --              .07              .67%1
AXPSM Variable Portfolio - Capital Resource Fund     .59%                --              .07              .66%1
AXPSM Variable Portfolio - Cash Management Fund      .50%                --              .06              .56%1
AXPSM Variable Portfolio - Extra Income Fund         .62%                --              .09              .71%1
AXPSM Variable Portfolio - Managed Fund              .59%                --              .04              .63%1
AXPSM Variable Portfolio - New Dimensions Fund       .61%                --              .06              .67%1
AIM V.I. Capital Appreciation Fund                   .62%                --              .05              .67%2
AIM V.I. Capital Development Fund (after fee         --%                 --              1.21             1.21%3
waivers and expense reimbursements)
AIM V.I. Value Fund (after fee waivers and expense   .61%                --              .05              .66%3
reimbursements)



Alliance Premier Growth Portfolio (Class B)          1.00%               .25             .09              1.34%4
Alliance Technology Portfolio (Class B)              .81%                .25             .14              1.20%4
Alliance U.S. Government/High Grade Securities       .60%                .25             .18              1.03%4
Portfolio (Class B)
Baron Capital Asset Fund  (after fee waivers and     1.00%               .25             .20              1.45%5
expense reimbursements)
Fidelity VIP III Growth & Income Portfolio (Service   .49%               .10             .11              .70%6
Class)
Fidelity VIP III Mid Cap Portfolio (Service Class)   .59%                .10             .41              1.10%1
Fidelity VIP Overseas Portfolio (Service Class)      .74%                .10             .13              .97%6
(after expense reimbursements)
FT VIP Mutual Shares Securities Fund - Class 2       .74%                .25             .03              1.02%7
FT VIP Real Estate Securities Fund - Class 2         .52%                .25             .02              .79%7
FT VIP Templeton International Smaller Companies     1.00%               .25             .10              1.35%7
Fund - Class 2
Goldman Sachs Capital Growth Fund                    .75%                --              .15              .90%
Goldman Sachs VIT COREsm U.S. Equity Fund            .70%                --              .10              .80%
Goldman Sachs Global Income Fund                     .90%                --              .15              1.05%
Goldman Sachs International Equity Fund              1.00%               --              .25              1.25%
J.P. Morgan U.S. Disciplined Equity Portfolio        .35%                --              .52              .87%8
(after fee waivers and expense reimbursements)
Lazard Retirement Equity Portfolio (after fee        .75%                .25             .25              1.25%9
waivers and expense reimbursements)
Lazard Retirement International Equity Portfolio     .75%                .25             .25              1.25%9
(after fee waivers and expense reimbursements)
MFS(R)New Discovery Series (after fee waivers and    .90%                --              .27              1.17%10
expense reimbursements)
MFS(R)Research Series                                .75%                --              .11              .86%2
MFS(R)Utilities Series                               .75%                --              .26              1.01%2
Putnam VT Growth and Income Fund - Class IB Shares   .46%                .15             .04              .65%11
Putnam VT International Growth Fund - Class IB       .80%                .15             .27              1.22%11
Shares
Putnam VT International New Opportunities Fund -     1.18%               .15             .68              2.01%11
Class IB Shares
Royce Micro-Cap Portfolio (after fee waivers and     1.25%               --              .10              1.35%12
expense reimbursements)
Royce Premier Portfolio (after fee waivers and       1.00%               --              .35              1.35%12
expense reimbursements)
Wanger International Small Cap                       1.27%               --              .28              1.55%2
Wanger U.S. Small Cap                                .96%                --              .06              1.02%2
Warburg Pincus Trust - Emerging Growth Portfolio     .84%                --              .41              1.25%4

1Annualized operating expenses of funds at Dec. 31, 1998.

2Figures in "Management Fees," "Other Expenses" and "Total" are based on actual expenses for the fiscal year ended Dec. 31, 1998.

3Had there been no fee waivers or expense reimbursements, expenses would have been: 0.75%, 0.00%, 5.05% and 5.80%, respectively.

4The fund's expense figures are based on estimated expenses (before fee waivers and expense reimbursements) for the fiscal period ended Dec. 31, 1999.

5Fees are stated net of waivers and/or reimbursements. Absent fee waivers and/or reimbursements, the Management Fee, Other Expenses and Total as a percentage of average net assets for Baron Capital Asset Fund would be (1.00%, 6.62% and 7.62%).

6Fidelity Management & Research Company agreed to reimburse a portion of the class' expenses during the period. Without this reimbursement, the Management Fee, 12b-1 Fee, Other Expenses and Total as a percentage of average net assets for the following funds would have been, Fidelity VIP Growth and Income Portfolio (0.49%, 0.10%, 0.12% and 0.71%) and Fidelity VIP Overseas Portfolio (Service Class) (0.74%, 0.10%, 0.17% and 1.01%).

7The figure shown under Management Fees, combines both the Management and Portfolio Administration Fees. The Portfolio Administration Fee is a direct expense for the Templeton International Smaller Companies Fund and the Mutual Shares Securities Fund; the Real Estate Securities Fund pays for similar services indirectly through the Management Fee. Because no Class 2 shares were issued as of Dec. 31, 1998, figures (other than Rule 12b-1 Fees) are based on the Portfolios' Class 1 actual expenses for the fiscal year ended Dec. 31, 1998 plus Class 2's annual Rule 12b-1 Fee of 0.25% (While the maximum amount payable under each Portfolio's Class 2 Rule 12b-1 Plan is 0.35% per year of the Portfolio's average daily net assets, the Board of Trustees of Franklin Templeton Variable Insurance Products Trust has set the current rate at 0.25% per year.)

8Fees are stated net of waivers and/or reimbursements. Absent fee waivers and/or reimbursements, the Management Fee, Other Expenses and Total as a percentage of average net assets for J.P. Morgan U.S. Disciplined Equity Portfolio would be (0.35%, 1.08% and 1.43%).
Effective July 1, 1999 current expenses were lowered to 0.85%.

9The portfolio's Investment Manager agrees to waive its fees and/or reimburse the portfolios through Dec. 31, 1999 to the extent total portfolio annual expenses exceed 1.25% of the portfolio's average daily net assets. Absent fee waivers and/or reimbursements, the Management Fee, 12b-1 Fee, Other Expenses and Total as a percentage of average net assets for fiscal year end Dec. 31, 1998 for the following portfolios would have been: Equity Portfolio (0.75%, 0.25%, 20.32% and 21.32%) and International Equity Portfolio (0.75%, 0.25%, 47.67% and 48.67%). Expenses are annualized for the International Equity Portfolio for the period Sep. 1 - Dec. 31, 1998 (commencement of operations through fiscal year end).

10Fees are stated net of waivers and/or reimbursements. Absent fee waivers and/or reimbursements, the Management Fee, Other Expenses and Total as a percentage of average net assets for MFS(R) New Discovery Series would have been (0.90%, 4.32% and 5.22%).

11Based on estimated expenses.

12Expense ratios are shown after fee waivers and expense reimbursements by the investment advisor. The expense ratios before the waivers and reimbursements would have been: Royce Micro-Cap Portfolio (1.25%, 1.34% and 2.59%) and Royce Premier Portfolio (1.00%, 6.05% and 7.05%).

13The Goldman Sachs VIT CORE U.S. Equity Funds' expenses are based on actual expenses for fiscal year ended December 31, 1998. The Investment Advisor to the Goldman Sachs CORE U.S. Equity Fund has voluntarily agreed to reduce or limit certain "Other Expenses" of such Funds (excluding management fees, taxes, interest and brokerage fees, litigation, indemnififcation and other extraordinary expenses) to the extent such expenses exceed 0.15% and 0.10% per annum of such Funds' average daily net assets, respectively. The expenses shown include this reimbursement. If not included, the "Other Expenses" and "Total Annual Expenses" for the Goldman Sachs CORE U.S. Equity Funds would be 3.17% and 3.92% and 2.13% and 2.83%, respectively. The reductions or limits may be discontinued or modified by the investment adviser in their discretion at any time.

Example:*

You would pay the following expenses on a $1,000 investment assuming a 5% annual return and full withdrawal at the end of each time period.

                                                        1 year          3 years        5 years         10 years
AXPSM Variable Portfolio - Bond Fund                    $ 96.90         $137.56        $165.83         $248.87
AXPSM Variable Portfolio - Capital Resource Fund        96.80           137.25         165.31          247.83
AXPSM Variable Portfolio - Cash Management Fund         95.77           134.16         160.11          237.29
AXPSM Variable Portfolio - Extra Income Fund            97.31           138.80         167.90          253.06
AXPSM Variable Portfolio - Managed Fund                 96.49           136.33         163.75          244.68
AXPSM Variable Portfolio - New Dimensions Fund          96.90           137.56         165.83          248.87
AIM V.I. Capital Appreciation Fund                      96.90           137.56         165.83          248.87
AIM V.I. Capital Development Fund                       102.44          154.18         --              --
AIM V.I. Value Fund                                     96.80           137.25         165.31          247.83
Alliance Premier Growth Portfolio (Class B)             103.77          158.15         --              --
Alliance Technology Portfolio (Class B)                 102.33          153.87         --              --
Alliance U.S. Government/High Grade Securities          100.59          148.66         --              --
Portfolio (Class B)
Baron Capital Asset Fund                                104.90          161.50         --              --
Fidelity VIP III Growth & Income Portfolio
(Service Class)                                          97.21          138.49         --              --
Fidelity VIP III Mid Cap Portfolio (Service Class)      101.31          150.81         --              --
Fidelity VIP Overseas Portfolio (Service Class)         99.98           146.82         --              --
FT VIP Mutual Shares Securities Fund - Class 2          100.49          148.35         --              --
FT VIP Real Estate Securities Fund - Class 2            98.13           141.27         --              --
FT VIP Templeton International Smaller Companies Fund   103.87          158.45         --              --
- Class 2
Goldman Sachs Capital Growth Fund                       99.26           144.66         177.70          272.70
Goldman Sachs VIT COREsm U.S. Equity Fund               98.23           141.58         172.55          262.41
Goldman Sachs Global Income Fund                        100.80          149.27         185.37          287.94
Goldman Sachs International Equity Fund                 102.85          155.40         195.53          307.92
J.P. Morgan U.S. Disciplined Equity Portfolio           98.95           143.74         --              --
Lazard Retirement Equity Portfolio                      102.85          155.40         --              --
Lazard Retirement International Equity Portfolio        102.85          155.40         --              --
MFS(R)New Discovery Series                              102.03          152.95         --              --
MFS(R)Research Series                                    98.85          143.43         --              --
MFS(R)Utilities Series                                  100.39          148.05         --              --
Putnam VT Growth and Income Fund - Class IB Shares      96.70           136.95         164.79          246.78
Putnam VT International Growth Fund - Class IB Shares   102.54          154.48         --              --
Putnam VT International New Opportunities Fund - Class  110.64          178.45         --              --
IB Shares
Royce Micro-Cap Portfolio                               103.87          158.45         --              --
Royce Premier Portfolio                                 103.87          158.45         --              --
Wanger International Small Cap                          105.92          164.54         --              --
Wanger U.S. Small Cap                                   100.49          148.35         --              --
Warburg Pincus Trust - Emerging Growth Portfolio        102.85          155.40         --              --

You would pay the following expenses on a $1,000 investment assuming a 5% annual return and no withdrawal or selection of an annuity payout plan at the end of each time period.

                                                        1 year          3 years        5 years         10 years
AXPSM Variable Portfolio - Bond Fund                    $21.90          $67.56         $115.83         $248.87
AXPSM Variable Portfolio - Capital Resource Fund        21.80           67.25          115.31          247.83
AXPSM Variable Portfolio - Cash Management Fund         20.77           64.16          110.11          237.29
AXPSM Variable Portfolio - Extra Income Fund            22.31           68.80          117.90          253.06
AXPSM Variable Portfolio - Managed Fund                 21.49           66.33          113.75          244.68
AXPSM Variable Portfolio - New Dimensions Fund          21.90           67.56          115.83          248.87
AIM V.I. Capital Appreciation Fund                      21.90           67.56          115.83          248.87
AIM V.I. Capital Development Fund                       27.44           84.18          --              --
AIM V.I. Value Fund                                     21.80           67.25          115.31          247.83
Alliance Premier Growth Portfolio (Class B)             28.77           88.15          --              --
Alliance Technology Portfolio (Class B)                 27.33           83.87          --              --
Alliance U.S. Government/High Grade Securities          25.59           78.66          --              --
Portfolio (Class B)
Baron Capital Asset Fund                                29.90           91.50          --              --
Fidelity VIP III Growth & Income Portfolio
(Service Class)                                         22.21           68.49          --              --
Fidelity VIP III Mid Cap Portfolio (Service Class)      26.31           80.81          --              --
Fidelity VIP Overseas Portfolio (Service Class)         24.98           76.82          --              --
FT VIP Mutual Shares Securities Fund - Class 2          25.49           78.35          --              --
FT VIP Real Estate Securities Fund - Class 2            23.13           71.27          --              --
FT VIP Templeton International Smaller Companies Fund   28.87           88.45          --              --
- Class 2
Goldman Sachs Capital Growth Fund                       24.26           74.66          127.70          272.70
Goldman Sachs VIT COREsm U.S. Equity Fund               23.23           71.58          122.55          262.41
Goldman Sachs Global Income Fund                        25.80           79.27          135.37          287.94
Goldman Sachs International Equity Fund                 27.85           85.40          145.53          307.92
J.P. Morgan U.S. Disciplined Equity Portfolio           23.95           73.74          --              --
Lazard Retirement Equity Portfolio                      27.85           85.40          --              --
Lazard Retirement International Equity Portfolio        27.85           85.40          --              --
MFS(R)New Discovery Series                              27.03           82.95          --              --
MFS(R)Research Series                                   23.85           73.43          --              --
MFS(R)Utilities Series                                  25.39           78.05          --              --
Putnam VT Growth and Income Fund - Class IB Shares      21.70           66.95          114.79          246.78
Putnam VT International Growth Fund - Class IB Shares   27.54           84.48          --              --
Putnam VT International New Opportunities Fund - Class  35.64           108.45         --              --
IB Shares
Royce Micro-Cap Portfolio                               28.87           88.45          --              --
Royce Premier Portfolio                                 28.87           88.45          --              --
Wanger International Small Cap                          30.92           94.54          --              --
Wanger U.S. Small Cap                                   25.49           78.35          --              --
Warburg Pincus Trust - Emerging Growth Portfolio        27.85           85.40          --              --

In this example, the $30 annual contract administrative charge is approximated as a 0.067% charge based on the estimated average contract size. Premium taxes imposed by some state and local governments are not reflected in this example. We entered into certain arrangements under which we are compensated by the funds' advisors and/or distributors for the administrative services we provide to the funds.

You should not consider this example as a representation of past or future expenses. Actual expenses may be more or less than those shown.

Condensed Financial Information (Unaudited)


The following tables give per-unit information about the financial history of each subaccount. We have not provided this information for some of the subaccounts because they are new and do not have any history.


Year ended Dec. 31,

                                                                           1998        1997         1996        1995

Subaccount  EVA2 (Investing in shares of AIM V.I. Value Fund)

Accumulation unit value at beginning of period                            $1.03       $1.00           --          --

Accumulation unit value at end of period                                  $1.34       $1.03           --          --

Number of accumulation units outstanding at end of period (000            1,779          66           --          --
omitted)

Ratio of operating expense to average net assets                          1.40%       1.40%           --          --

Subaccount ECR1 (Investing in shares of AXPSM Variable Portfolio -
Capital Resource Fund)

Accumulation unit value at beginning of period                            $1.56       $1.27        $1.20       $1.00

Accumulation unit value at end of period                                  $1.91       $1.56        $1.27       $1.20

Number of accumulation units outstanding at end of period (000            5,163       3,813        2,350         818
omitted)

Ratio of operating expense to average net assets                          1.40%       1.40%        1.50%       1.50%

Subaccount  EGD2 (Investing in shares of AXPSM Variable Portfolio
- New Dimensions Fund)

Accumulation unit value at beginning of period                            $1.05       $1.00           --          --

Accumulation unit value at end of period                                  $1.32       $1.05           --          --

Number of accumulation units outstanding at end of period (000            1,108          69           --          --
omitted)

Ratio of operating expense to average net assets                          1.40%       1.40%           --          --

Subaccount EMG1 (Investing in shares of AXPSM Variable Portfolio -
Managed Fund)

Accumulation unit value at beginning of period                            $1.60       $1.36        $1.18       $1.00

Accumulation unit value at end of period                                  $1.83       $1.60        $1.36       $1.18

Number of accumulation units outstanding at end of period (000            4,684       2,944        1,546         589
omitted)

Ratio of operating expense to average net assets                          1.40%       1.40%        1.50%       1.50%

Subaccount EMS1 (Investing in shares of AXPSM Variable Portfolio -
Cash Management Fund)

Accumulation unit value at beginning of period                            $1.11       $1.07        $1.03       $1.00


Accumulation unit value at end of period                                  $1.15       $1.11        $1.07       $1.03

Number of accumulation units outstanding at end of period (000              749         231          241         132
omitted)

Ratio of operating expense to average net assets                          1.40%       1.40%        1.50%       1.50%

Simple yield4                                                             3.24%       3.71%        3.26%       3.53%

Compound yield4                                                           3.29%       3.78%        3.32%       3.59%

Subaccount ESI1 (Investing in shares of AXPSM Variable Portfolio -
Bond Fund

Accumulation unit value at beginning of period                            $1.33       $1.24        $1.17       $1.00

Accumulation unit value at end of period                                  $1.33       $1.33        $1.24       $1.17

Number of accumulation units outstanding at end of period (000            5,689       2,544        1,377         414
omitted)

Ratio of operating expense to average net assets                          1.40%       1.40%        1.50%       1.50%

Subaccount  EPG3  (Investing  in shares of Putnam VT Growth and  Income  Fund --
Class IB Shares)

Accumulation unit value at beginning of period                            $1.00          --           --          --

Accumulation unit value at end of period                                  $1.18          --           --          --

Number of accumulation units outstanding at end of period (000              239          --           --          --
omitted)

Ratio of operating expense to average net assets                          1.40%          --           --          --

1Operations commenced on Feb. 21, 1995.
2Operations commenced on Oct. 30, 1997.
3Operations commenced on Oct. 5, 1998.
4Net of annual contract administrative charge and mortality and expense risk fee.

Financial Statements



You can find our audited financial statements with financial history in the SAI. The SAI does not include audited financial statements for some of the subaccounts because they are new and do not have any assets with financial history in the SAI.


Performance Information


Performance information for the variable subaccounts may appear from time to time in advertisements or sales literature. This information reflects the performance of a hypothetical investment in a particular subaccount during a specified time period. We show actual performance from the date the subaccounts began investing in the funds. For some subaccounts, we do not provide any performance information because they are new and have not had any activity to date. We also show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Although we base performance figures on historical earnings, past performance does not guarantee future results.


We include non-recurring charges (such as withdrawal charges) in total return figures, but not in yield quotations. Excluding non-recurring charges in yield calculations increases the reported value.

Total return figures reflect the deduction of all applicable charges including:
o        contract administrative charge;
o        mortality and expense risk fee;
o        variable account administrative charge; and
o withdrawal charge (assuming a withdrawal at the end of the illustrated period)

We also show optional total return quotations that do not reflect a withdrawal charge deduction (assuming no withdrawal). We may show total return quotations by means of schedules, charts or graphs.


Average annual total return is the average annual compounded rate of return of the investment over a period of one, five and ten years (or up to the life of the subaccount if it is less than ten years old).


Cumulative total return is the cumulative change in the value of the investment over a specified time period. We assume that income earned by the investment is reinvested. Cumulative total return generally will be higher than average annual total return.


Annualized simple yield (for subaccounts investing in money market funds) "annualizes" the income generated by the investment over a given seven-day period. That is, we assume the amount of income generated by the investment during the period will be generated each seven-day period for a year. We show this as a percentage of the investment.

Annualized compound yield (for subaccounts investing in money market funds) is calculated like simple yield except that we assume the income is reinvested when we annualize it. Compound yield will be higher than simple yield because of the compounding effect of the assumed reinvestment.

Annualized yield (for subaccounts investing in income funds) divides the net investment income (income less expenses) for each accumulation unit during a given 30-day period by the value of the unit on the last day of the period. We then convert the result to an annual percentage.

You should consider performance information in light of the investment objectives and policies, characteristics and quality of the fund in which the subaccount invests and the market conditions during the given time period. Advertised yields and total return figures include charges that reduce the advertised performance. Therefore, you should not compare subaccount performance to that of mutual funds that sell their shares directly to the public. (See the SAI for a further description of methods used to determine total return and yield).


If you would like additional information about actual performance, contact us at the address or telephone number on the first page of this prospectus.


The Variable Account and the Funds


You may allocate purchase payments to any or all of the subaccounts of the variable account that invest in shares of the following funds:

------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Investment Advisor or
  Subaccount    Investing in                Investment Objectives and Policies:                  Manager
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ESI       AXPSM Variable Portfolio -  Objective: high level of current income while        IDS Life Insurance Company
                Bond Fund                   conserving the value of the investment for the       (IDS Life), investment
                                            longest time period. Invests primarily in            manager; American Express
                                            investment-grade bonds.                              Financial Corporation
                                                                                                 (AEFC) investment advisor.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ECR       AXPSM Variable Portfolio -  Objective: capital appreciation. Invests primarily   IDS Life, investment
                Capital Resource Fund       in U.S. common stocks.                               manager; AEFC investment
                                                                                                 advisor.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EMS       AXPSM Variable Portfolio -  Objective: maximum current income consistent with    IDS Life, investment
                Cash Management Fund        liquidity and conservation of capital. Invests in    manager; AEFC investment
                                            money market securities.                             advisor.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EIA       AXPSM Variable Portfolio -  Objective: high current income, with capital growth  IDS Life, investment
                Extra Income Fund           as a secondary objective. Invests primarily in       manager; AEFC investment
                                            long-term, high-yielding, high-risk debt securities  advisor.
                                            below investment grade issued by U.S. and foreign
                                            corporations.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EMG       AXPSM Variable Portfolio -  Objective: maximum total investment return through   IDS Life, investment
                Managed Fund                a combination of capital growth and current income.  manager; AEFC investment
                                            Invests primarily in stocks, convertible             advisor.
                                            securities, bonds and money market instruments.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EGD       AXPSM Variable Portfolio -  Objective: long-term growth of capital. Invests      IDS Life, investment
                New Dimensions Fund         primarily in common stocks of U.S. and foreign       manager; AEFC investment
                                            companies showing potential for significant growth.  advisor.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ECA       AIM V.I. Capital            Objective: growth of capital. Invests primarily in   A I M Advisors, Inc.
                Appreciation Fund           common stocks, with emphasis on medium- or
                                            small-sized growth companies.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ECD       AIM V.I. Capital            Objective: long term growth of capital. Invests      A I M Advisors, Inc.
                Development Fund            primarily in securities (including common stocks,
                                            convertible securities bond bonds) of small- and
                                            medium-sized companies.
------------------------------------------------------------------------------------------------------------------------------
      EVA       AIM V.I. Value Fund         Objective: long-term growth of capital with income   A I M Advisors, Inc.
                                            as a secondary objective.   Invests primarily in
                                            equity securities judged to be undervalued relative
                                            to the investment advisor's appraisal of the current
                                            or projected earnings of the companies issuing the
                                            securities, or relative to current market values of
                                            assets owned by the companies issuing the securities,
                                            or relative to the equity market generally.
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
      EPP       Alliance Premier Growth     Objective: long-term growth of capital. Invests      Alliance Capital
                Portfolio (Class B)         primarily in equity securities of a limited number   Management, L.P.
                                            of large, carefully selected, high-quality U.S.
                                            companies that are judged likely to achieve superior
                                            earnings growth.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ETC       Alliance Technology         Objective: growth of capital. Invests primarily in   Alliance Capital
                Portfolio (Class B)         securities of companies expected to benefit from     Management, L.P.
                                            technological advances and improvements.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EHG       Alliance U.S.               Objective: high level of current income consistent   Alliance Capital
                Government/High Grade       with preservation of capital. Invest primarily in    Management, L.P.
                Securities Portfolio        (1) U.S. Government securities and (2) other
                (Class B)                   high-grade debt securities or, if unrated, of
                                            equivalent quality.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EAS       Baron Capital Asset Fund    Objective: capital appreciation. Invests primarily   BAMCO, Inc.
                                            in securities of small and medium sized companies
                                            with undervalued assets or favorable growth
                                            prospects.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EFG       Fidelity VIP III Growth &   Objective: high total return through a combination   Fidelity Management &
                Income Portfolio (Service   of current income and capital appreciation. Invests  Research Company (FMR),
                Class)                      primarily in common stocks with a focus on those     investment manager; FMR
                                            that pay current dividends and show potential for    U.K. and FMR Far East,
                                            capital appreciation.                                sub-investment advisors.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EFM       Fidelity VIP III Mid Cap    Objective: long-term growth of capital. Invests      FMR, investment manager;
                Portfolio (Service Class)   primarily in medium market capitalization common     FMR U.K. and FMR Far East,
                                            stocks.                                              sub-investment advisors.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EFO       Fidelity VIP Overseas       Objective: long-term growth of capital. Invests      FMR, investment manager;
                Portfolio (Service Class)   primarily in common stocks of foreign securities.    FMR U.K., FMR Far East,

                                                                                                 Fidelity
                                                                                                 International
                                                                                                 Investment
                                                                                                 Advisors
                                                                                                 (FIIA)
                                                                                                 and
                                                                                                 FIIA
                                                                                                 U.K.,
                                                                                                 sub-investment
                                                                                                 advisors.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EMU       Franklin Templeton VIP      Objective: capital appreciation with income as a     Franklin Mutual Advisers,
                Mutual Shares Securities    secondary goal. Invests primarily in equity          LLC
                Fund - Class 2              securities of companies that the manager believes
                                            are available at market prices less than their
                                            actual value based on certain recognized or objective
                                            criteria (intrinsic value).
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ERE       Franklin Templeton VIP Trust Objective: capital appreciation with a secondary     Franklin Advisers, Inc.
                Real Estate Securities       goal to earn current income. Invests primarily in
                Fund - Class 2               securities of companies operating in the real
                                             estate industry, primarily equity real estate
                                             investment trusts (REITS).

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EIS       Franklin Templeton VIP Trust  Objective: long-term capital appreciation. Invests   Templeton Investment
                Templeton   International     primarily  in  equity  securities  of smaller        Counsel Inc.
                Smaller Companies Fund -      companies located outside the U.S., including
                Class 2                       in emerging markets.


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      JCG       Goldman Sachs Capital       Objective: long-term growth of capital. Invest       Goldman Sachs Asset
                Growth Fund                 primarily in equity securities considered by the     Management
                                            Investment Advisor to have long-term
                                            capital appreciation potential.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      JUS       Goldman Sachs VIT COREsm U.S. Objective: long-term growth of capital and dividend  Goldman Sachs Asset
                Equity Fund                   income. Invests primarily in a broadly diversified   Management
                                              portfolio of large-cap and  blue chip equity
                                              securities representing all major sectors
                                              of the U.S. economy.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      JGL       Goldman Sachs Global        Objective: high total return, emphasizing current    Goldman Sachs Asset
                Income Fund                 income, and, to a lesser extent, providing           Management International
                                            opportunities for capital appreciation. Invests
                                            primarily in a portfolio of high quality
                                            fixed-income securities of U.S. and foreign issuers
                                            and enters into transactions in foreign currencies.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      JIF       Goldman Sachs               Objective: long-term capital appreciation. Invests   Goldman Sachs Asset
                International Equity Fund   primarily in equity securities of companies that     Management International
                                            are organized outside the U.S., or whose securities
                                            are principally traded outside the U.S.
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
      EDE       J.P. Morgan U.S.            Objective: outperform U.S. stock markets over the    J.P. Morgan
                Disciplined Equity          long term through a disciplined management
                Portfolio                   approach. Invests primarily in large- and
                                            medium-capitalization U.S. companies.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ERQ       Lazard Retirement Equity    Objective: long-term capital appreciation. Invests   Lazard Asset Management
                Portfolio                   primarily in equity securities, principally common
                                            stocks of relatively large U.S. companies (those
                                            whose total market value is more than $1 billion)
                                            that the Investment Manager believes are
                                            undervalued based on their earnings, cash flow or
                                            asset values.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ERI       Lazard Retirement           Objective: long-term capital appreciation. Invests   Lazard Asset Management
                International Equity        primarily in equity securities, principally common
                Portfolio                   stocks of relatively large non-U.S. companies
                                           (those whose total market value is more than $1
                                            billion) that the Investment Manager believes are
                                            undervalued based on their earnings, cash flow or
                                            asset values.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      END       MFS(R) New Discovery Series   Objective: capital appreciation. Invests primarily   Massachusetts Financial
                                              in equity securities of emerging growth companies.   Service Company (MFS) Investment
                                                                                                   Management (R)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      ERS       MFS(R) Research Series      Objective: long-term growth of capital and future    MFS Investment Management(R)
                                            income.  Invests primarily in common
                                            stocks  and     related  securities   that
                                            have   favorable prospects  for   long-term
                                            growth, attractive   valuations   based   on
                                            current  and  expected  earnings  or cash  flow,
                                            dominant   or  growing market share, and superior
                                            management.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EUT       MFS(R) Utilities Series       Objective: capital growth and current income.        MFS Investment
                                            Invests primarily in equity and debt securities of   Management(R)
                                            domestic and foreign companies in the utilities
                                            industry.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EPG       Putnam VT Growth and        Objective: capital growth and current income.        Putnam Investment
                Income Fund -- Class IB     Invests primarily in common stocks that offer        Management, Inc.
                Shares                      potential for capital growth, current income or
                                            both.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EPL       Putnam VT International     Objective: capital appreciation. Invests primarily   Putnam Investment
                Growth Fund -- Class IB     in growth stocks outside the U.S.                    Management, Inc.
                Shares
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EPN       Putnam VT International     Objective: long-term capital appreciation by         Putnam Investment
                New Opportunities Fund --   investing in companies that have above-average       Management, Inc.
                Class IB Shares             growth prospects due to the fundamental growth of
                                            their market sector. Invests primarily in growth
                                            stocks outside the U.S.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EMC       Royce Micro-Cap Portfolio   Objective: long-term growth of capital. Invests      Royce & Associates, Inc.
                                            primarily in a broadly diversified portfolio of
                                            equity securities issued by micro-cap companies
                                           (companies with stock market capitalizations below
                                           $300 million).

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EPR      Royce Premier Portfolio     Objective: long-term growth of capital with current  Royce & Associates, Inc.
                                           income as a secondary objective. Invests primarily
                                           in a limited number of equity securities issued by
                                           small companies  with stock  market capitalization
                                           between $300 million and $1.5 billion.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EIC       Wanger International Small  Objective: long-term growth of capital. Invests      Wanger Asset Management,
                Cap                         primarily in stocks of small- and medium-size        L.P.
                                            non-U.S. companies.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EUC       Wanger U.S. Small Cap       Objective: long-term growth of capital. Invests      Wanger Asset Management,
                                            primarily in stocks of small- and medium-size U.S.   L.P.
                                            companies.
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
      EEG       Warburg Pincus Trust        Objective: maximum capital appreciation. Invests     Warburg Pincus Asset
                Emerging Growth Portfolio   primarily in equity securities of small to           Management, Inc.
                                            medium sized U.S.emerging-growth
                                            companies.
------------------------------------------------------------------------------------------------------------------------------



The investment objectives and policies of some of the funds are similar to the investment objectives and policies of other mutual funds that the investment advisor or its affiliates manage. Although the objectives and policies may be similar, each fund will have its own portfolio holdings and its own fees and expenses. Accordingly, each fund will have its own investment results.

The investment managers and advisors cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number on the first page of this prospectus.

All funds are available to serve as the underlying investments for variable annuities. Some funds also are available to serve as investment options for variable life insurance policies and qualified plans. It is possible that in the future, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or qualified plans to invest in the available funds simultaneously.

Although the insurance company and the funds do not currently foresee any such disadvantages, the boards of directors or trustees of the appropriate funds will monitor events in order to identify any material conflicts between annuity owners, policy owners and qualified plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate funds for the variable annuity, variable life insurance and qualified plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the fund prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and qualified plan accounts.

The IRS issued final regulations relating to the diversification requirements under Section 817(h) of the Internal Revenue Code of 1986, as amended (the
Code). Each fund intends to comply with these requirements.

The variable account was established under Indiana law on July 15, 1987, and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of American Enterprise Life.

The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts not described in this prospectus.


The U.S. Treasury and the Internal Revenue Service (IRS) said that they may provide additional guidance on investment control. This concerns how many subaccounts an insurance company may offer and how many exchanges among subaccounts it may allow before the contract owner would be currently taxed on income earned within subaccount assets. At this time, we do not know what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, so that the contract owner will not be subject to current taxation as the owner of the subaccount assets.


We intend to comply with all federal tax laws so that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.

The Fixed Account


You also may allocate purchase payments to the fixed account. We back the principal and interest guarantees relating to the fixed account. The value of the fixed account increases as we credit interest to the account. Purchase payments and transfers to the fixed account become part of our general account. We credit and compound interest daily. We will change the interest rates from time to time at our discretion.

Interests in the fixed account are not required to be registered with the SEC. The SEC staff does not review the disclosures in this prospectus on the fixed account. Disclosures regarding the fixed account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. (See "Making the Most of Your Contract -- Transfer policies" for restrictions on transfers involving the fixed account.)


Buying Your Contract



Your sales representative will help you prepare and submit your application, and send it along with your initial purchase payment to our office. As the owner, you have all rights and may receive all benefits under the contract. You can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a contract or become an annuitant if you are 90 or younger.


When you apply, you may select:
o the fixed account and/or  subaccounts  in which you want to invest;
o how you want to make purchase  payments;
o the date you want to start receiving annuity payouts (the retirement date);
o a death benefit option; and
o a beneficiary.


The contract provides for allocation of purchase payments to the subaccounts of the variable account and/or to the fixed account in even 1% increments.

If your application is complete, we will process it and apply your purchase payment to the fixed account and subaccounts you selected within two business days after we receive it at our office. If we accept your application, we will send you a contract. If we cannot accept your application within five business days, we will decline it and return your payment. We will credit additional purchase payments you make to your accounts on the valuation date we receive them. We will value the additional payments at the next accumulation unit value calculated after we receive your payments at our office.


You may make monthly payments to your contract under a Systematic Investment Plan (SIP). You must make an initial purchase payment of at least $2,000. Then, to begin the SIP, you will complete and send a form and your first SIP payment along with your application.
There is no charge for SIP. You can stop your SIP payments at any time.

In most states, you may make additional purchase payments to nonqualified and qualified annuities until the retirement date.

The retirement date
Annuity payouts are scheduled to begin on the retirement date. You can align this date with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You also can change the date, provided you send us written instructions at least 30 days before annuity payouts begin.

For nonqualified annuities and Roth IRAs, the retirement date must be:

o no earlier than the 60th day after the contract's effective date; and o no later than the annuitant's 85th birthday (or the 10th contract anniversary, if later).

For qualified annuities (except Roth IRAs), to avoid IRS penalty taxes, the retirement date generally must be:

o    on or after the date the annuitant reaches age 59 1/2; and

o for IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2; or


o for TSAs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2, or, if later, retires (except that 5% business owners may not select a retirement date that is later than April 1 of the year following the calendar year when they reach age 70 1/2).


If you are taking the minimum IRA or TSA distributions as required by the Code from another tax-qualified investment, or in the form of partial withdrawals from this contract, annuity payouts can start as late as the annuitant's 85th birthday or the 10th contract anniversary, if later.


Beneficiary
If death benefits become payable before the retirement date (while the contract is in force and before annuity payouts begin), we will pay your named beneficiary all or part of the contract value. If there is no named beneficiary, then you or your estate will be the beneficiary. (See "Benefits in Case of Death" for more about beneficiaries.)


Purchase payments


Minimum initial purchase payment (includes SIPs):  $2,000

Minimum additional purchase payments:
         $ 50 for SIPs


         $100 for regular payments

Maximum total purchase payments*:
         $ 100,000 (for ages 86 to 90 without prior  approval)


         $1,000,000  (for ages up to 85 without prior approval)


    * These limits apply in total to all American Enterprise Life annuities you own. We reserve the right to increase maximum limits. For qualified annuities the qualified plan's limits on annual contributions also apply.

How to make purchase payments
1 By letter


Send your check along with your name and contract number to:

         Regular mail:
         American Enterprise Life Insurance Company
         80 South Eighth Street
         P.O. Box 534
         Minneapolis, MN 55440-0534

         Express mail:
         American Enterprise Life Insurance Company
         Attention: Unit 829
         733 Marquette Avenue
         Minneapolis, MN 55402

2 By SIP:


Contact your sales representative to complete the necessary SIP paperwork.

Charges

Contract administrative charge
We charge this fee for establishing and maintaining your records. We deduct $30 from the contract value on your contract anniversary at the end of each contract year. We prorate this charge among the subaccounts and the fixed account in the same proportion your interest in each account bears to your total contract value.

We will waive this charge when the contract value is $50,000 or more on the current contract anniversary.

If you take a full withdrawal from your contract, we will deduct the charge at the time of withdrawal regardless of the contract value. We cannot increase the annual contract administrative charge and it does not apply after annuity payouts begin or when we pay death benefits.

Variable account administrative charge
We apply this charge daily to the subaccounts. It is reflected in the unit values of the subaccounts and it totals 0.15% of their average daily net assets on an annual basis. It covers certain administrative and operating expenses of the subaccounts such as accounting, legal and data processing fees and expenses involved in the preparation and distribution of reports and prospectuses. We cannot increase the variable account administrative charge.

Mortality and expense risk fee
We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee and it totals 1.25% of their average daily net assets on an annual basis. This fee covers the mortality and expense risk that we assume. Approximately two-thirds of this amount is for our assumption of mortality risk, and one-third is for our assumption of expense risk. This fee does not apply to the fixed account.

Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific annuitant lives and no matter how long our entire group of annuitants live. If, as a group, annuitants outlive the life expectancy we assumed in our actuarial tables, then we must take money from our general assets to meet our obligations. If, as a group, annuitants do not live as long as expected, we could profit from the mortality risk fee.

Expense risk arises because we cannot increase the contract administrative charge and variable account administrative charge and these charges may not cover our expenses. We would have to make up any deficit from our general assets.

The subaccounts pay us the mortality and expense risk fee they accrued as follows:
o first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;
o then, if necessary, the funds redeem shares to cover any remaining fees payable.

 We may use any profits we realize from the subaccounts' payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the withdrawal charge, discussed in the following paragraphs, will cover sales and distribution expenses.


Withdrawal charge
If you withdraw all or part of your contract, you may be subject to a withdrawal charge. We calculate the withdrawal charge by drawing from your total contract value in the following order:

o After the first contract year, we withdraw up to 10% of your prior anniversary contract value that you have not yet withdrawn during that contract year. We do not assess a withdrawal charge on this amount.

o During the first contract year, we withdraw contract earnings, if any. After the first contract year, we withdraw those contract earnings that are greater than any applicable 10% free withdrawal amount described above. Contract earnings are contract value minus all purchase payments received and not previously withdrawn. We determine contract earnings by looking at the entire contract value, not the earnings of any particular subaccount or the fixed account. We do not assess a withdrawal charge on this amount.

o Next, we withdraw purchase payments we received eight or more years before the withdrawal and not previously withdrawn. We do not assess a withdrawal charge on these purchase payments.

o Finally, if necessary, we withdraw purchase payments received in the seven years before the withdrawal on a "first-in, first-out" (FIFO) basis. There is a withdrawal charge on these payments. We determine your withdrawal charge by multiplying each of these payments by the applicable withdrawal charge percentage, and then totaling the withdrawal charges.


The withdrawal charge percentage depends on the number of years since you made the payments that are withdrawn.


     Years from purchase            Withdrawal charge
       payment receipt                 percentage
              1                             7.5%
              2                             7.5
              3                             7
              4                             6
              5                             5
              6                             4
              7                             2
          Thereafter                        0

Withdrawal charge calculation example

The following is an example of the calculation we would make to determine the withdrawal charge on a contract with this history:

o The contract date is July 1, 1999 with a contract year of July 1 through June 30 and with an anniversary date of July 1 each year; and

o        We received these payments:
         - $10,000 July 1, 1999;
         - $8,000 Dec. 31, 2004;
         - $6,000 Feb. 20, 2007; and

o The owner withdraws the contract for its total withdrawal value of $38,101 on Aug. 5, 2009 and had not made any other withdrawals during that contract year; and

o        The prior anniversary July 1, 2008 contract value was $38,488.

         Withdrawal charge                           Explanation
                 $0                   $3,848.80 is 10% of the prior anniversary contract value withdrawn without withdrawal charge; and

                 $0                   $10,252.20 is contract earnings in excess of the 10% free withdrawal amount withdrawn without withdrawal charge; and

                 $0                   $10,000 July 1, 1999 payment was received eight or more years before withdrawal and is withdrawn without withdrawal charge; and


                $400                  $8,000 Dec. 31, 2004 payment is in its fifth year from receipt, withdrawn with a 5% withdrawal charge; and

                $420                  $6,000 Feb. 20, 2007 payment is in its third year from receipt, withdrawn with a 7% withdrawal charge.

-------------------------------------
                $820


For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract value will be the amount you request plus any applicable withdrawal charge. We apply the withdrawal charge to this total amount. We pay you the amount you requested. If you take a full withdrawal from your contract, we also will deduct the $30 contract administrative charge.

Waiver of withdrawal charge


We do not assess a withdrawal charge for:


o    withdrawals of any contract earnings during the first contract year;
o withdrawals during each contract year after the first totaling the greater of 10% of your prior contract anniversary contract value or contract earnings;
o required minimum distributions from a qualified annuity (for those amounts required to be distributed from the contract described in this prospectus);
o    contracts settled using an annuity payout plan;
o    death benefits;


o withdrawals you make under your contract's "Waiver of Withdrawal Charges" provision. To the extent permitted by state law, your contract will include this provision when the owner and annuitant are under age 76 on the date we issue the contract. We will waive withdrawal charges that we normally assess upon full or partial withdrawal if you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home and have been for the prior 60 days. (See your contract for additional conditions and restrictions on this waiver); and

o withdrawals you make if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.

Possible group reductions: In some cases, we may incur lower sales and administrative expenses due to the size of the group, the average contribution and the use of group enrollment procedures. In such cases, we may be able to reduce or eliminate the contract administrative and withdrawal charges. However, we expect this to occur infrequently.

Premium taxes
Certain state and local governments impose premium taxes (up to 3.5%). These taxes depend upon your state of residence or the state in which the contract was sold. Currently, we deduct any applicable premium tax when you make a full withdrawal from your contract or when annuity payouts begin, but we reserve the right to deduct this tax at other times such as when you make purchase payments.

Valuing your Investment


We value your fixed account and subaccounts as follows:


Fixed account: We value the amounts you allocated to the fixed account directly in dollars. The fixed account value equals:
o the sum of your purchase payments and transfer amounts allocated to the fixed account;
o any  contract  value credits allocated to the fixed account;
o plus interest  credited;
o minus the sum of amounts withdrawn (including any applicable withdrawal charges) and amounts transferred out; and
o minus  any  prorated  contract  administrative charge.


Subaccounts: We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts or we apply any contract value credits to a subaccount, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, each time you take a partial withdrawal, transfer amounts out of a subaccount or we assess a contract administrative charge, we subtract a certain number of accumulation units from your contract.


The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests.

The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

Number of units
To calculate the number of accumulation units for a particular subaccount, we divide your investment after deduction of any premium taxes, by the current accumulation unit value.


Accumulation unit value
The current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.


Net investment factor
We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per-share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee and the variable account administrative charge from the result.

Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.


Factors that affect subaccount  accumulation units



Accumulation units may change in two ways: in number and in value. Here are the factors that influence those changes:


The number of accumulation units you own may fluctuate due to:


o        additional purchase payments you allocate to the subaccounts;
o        any contract value credits allocated to the subaccounts;
o        transfers into or out of the subaccounts;


o        partial withdrawals;
o        withdrawal charges; and/or
o        prorated portions of the contract administrative charge.

Accumulation unit values will fluctuate due to:


o        changes in funds' net asset value;
o        dividends distributed to the subaccounts;


o        capital gains or losses of funds;
o        fund operating expenses;
o        mortality and expense risk fees; and/or
o        variable account administrative charges.

Contract value credits


Before annuity payouts begin, and starting in the eighth contract year while this contract is in force, we periodically will apply a "contract value credit" to your contract value if:


o you chose death benefit Option A at the time of application (see "Benefits in Case of Death"); and
o there are  "eligible  purchase  payments" at the time we calculate the credit.


"Eligible purchase payments" means payments you made to the contract that you have not withdrawn and that are no longer subject to a withdrawal charge.

On an annual basis, the contract value credit is 0.50% of an amount we calculate by multiplying (a) times (b) where:

         (a) is the contract value at the time we make the calculation; and

         (b) is the ratio of "eligible purchase payments" to total purchase payments.

We reserve the right to calculate and apply the contract value credit on a quarterly or monthly basis. If we calculate the credit on a quarterly basis, the percentage will be 0.125% instead of 0.50%. If we calculate the credit on a monthly basis, the percentage will be 0.04167% instead of 0.50%.

We will apply the contract value credit to your contract value according to your fixed account and subaccount allocation instructions that are in effect at the time. We will continue to apply the contract value credit, if applicable, for the life of your contract until full withdrawal or until annuity payouts begin. The contract value credit will be taxable when we distribute it to you.

Making the Most of your Contract

Automated dollar-cost averaging
Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals). For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others, or from the fixed account to one or more subaccounts. You also can obtain the benefits of dollar-cost averaging by setting up regular automatic SIP payments. There is no charge for dollar-cost averaging.


This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.

How dollar-cost averaging works

                        Month          Amount          Accumulation        Number of units
                                      Invested          unit value            purchased
By investing an         Jan             $100                $20                 5.00
equal number of
dollars each month...   Feb              100                18                  5.56

                        Mar              100                17                  5.88

you automatically       Apr              100                15                  6.67
buy more units
when the per unit       May              100                16                  6.25
market price is low...
                        Jun              100                18                  5.56

                        Jul              100                17                  5.88

                        Aug              100                19                  5.26


and fewer units         Sept             100                21                  4.76
when the per unit
market price is high.   Oct              100                20                  5.00


You have paid an average price of only $17.91 per unit over the 10 months, while the average market price actually was $18.10.


Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success with this strategy will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features, contact your sales representative.

Asset rebalancing
You can ask us in writing to automatically rebalance the subaccount portion of your contract value either quarterly, semi-annually or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your contract value so that the value in each subaccount matches your current subaccount percentage allocations. These percentage allocations must be in whole numbers. Asset rebalancing does not apply to the fixed account.
There is no charge for asset rebalancing.


You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your contract value. You must allow 30 days for us to change any instructions that currently are in place. For more information on asset rebalancing, contact your sales representative.

Transferring money between accounts
You may transfer money from any one subaccount, or the fixed account, to another subaccount before annuity payouts begin. (Certain restrictions apply to transfers involving the fixed account.) We will process your transfer on the valuation date we receive your request. We will value your transfer at the next accumulation unit value calculated after we receive your request. There is no charge for transfers. Before making a transfer, you should consider the risks involved in switching investments.


We may suspend or modify transfer privileges at any time. Excessive trading activity can disrupt fund management strategy and increase expenses, which are borne by all contract owners who allocated purchase payments to the fund regardless of their transfer activity. We may apply modifications or restrictions in any reasonable manner to prevent transfers we believe will disadvantage other contract owners. These modifications could include, but not be limited to:


o requiring a minimum time period between each transfer;
o not accepting transfer requests of an agent acting under power of attorney on behalf of more than one contract owner; or
o limiting the dollar amount that a contract owner may transfer at any one time.


For information on transfers after annuity payouts begin, see "Transfer policies" below.


Transfer policies
o Before annuity payouts begin, you may transfer contract values between the subaccounts or from the subaccounts to the fixed account at any time. However, if you made a transfer from the fixed account to the subaccounts, you may not make a transfer from any subaccount back to the fixed account for six months following that transfer.

o You may transfer contract values from the fixed account to the subaccounts on or within 30 days before or after the contract anniversary (except for automated transfers, which can be set up for certain transfer periods subject to certain minimums). The transfer from the fixed account to the subaccounts will be effective on the valuation date we receive it.

o We will not accept requests for transfers from the fixed account at any other time.

o Once annuity payouts begin, you may not make transfers to or from the fixed account, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest.

How to request a transfer or a withdrawal
1        By letter

Send  your  name,   contract   number,   Social   Security  Number  or  Taxpayer
Identification Number and signed request for a transfer or withdrawal to:

Regular mail:
American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN 55440-0534

Express mail:
American Enterprise Life Insurance Company
Attention: Unit 829
733 Marquette Avenue
Minneapolis, MN 55402


Minimum amount
Transfers or withdrawals:           $500 or entire account balance

Maximum amount
Transfers or withdrawals:           Contract value or the entire account balance


2        By automated transfers and automated partial withdrawals

Your sales representative can help you set up automated transfers among your subaccounts or fixed account or partial withdrawals from the accounts.


You can start or stop this service by written request or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.

o Automated transfers may not exceed an amount that, if continued, would deplete the fixed account or subaccounts within 12 months unless we agree otherwise.

o Automated transfers and automated partial withdrawals are subject to all of the contract provisions and terms, including transfer of contract values between accounts.

o Automated withdrawals may be restricted by applicable law under some contracts.


o Automated partial withdrawals may result in IRS taxes and penalties on all or part of the amount withdrawn.

Minimum amount
Transfers or withdrawals:   $100 monthly/$250 quarterly,
                            semiannually or annually

Maximum amount
Transfers or withdrawals:   Contract value (except for
                            automated transfers from the
                            fixed account)


3        By Phone

Call between 8 a.m. and 6 p.m. Central time:

1-800-333-3437 or
(612) 671-7700 (Minneapolis/St. Paul area)


Minimum amount
Transfers or withdrawals:  $500 or entire account balance

Maximum amount
Transfers:                 Contract value or the entire account balance
Withdrawals:               $25,000


We answer telephone requests promptly, but you may experience delays when the call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.


We will honor any telephone transfer or withdrawal requests that we believe are authentic and we will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. We will not allow a telephone withdrawal within 30 days of a phoned-in address change. As long as we follow the procedures, we (and our affiliates) will not be liable for any loss resulting from fraudulent requests.


Telephone transfers and withdrawals are automatically available. You may request that telephone transfers and withdrawals not be authorized from your account by writing to us.

Withdrawals


You may withdraw all or part of your contract at any time before annuity payouts begin by sending us a written request or calling us. We will process your withdrawal request on the valuation date we receive it. For total withdrawals, we will compute the value of your contract at the next accumulation unit value calculated after we receive your request. We may ask you to return the contract. You may have to pay withdrawal charges (see "Charges - Withdrawal charge") and IRS taxes and penalties (see "Taxes"). You cannot make withdrawals after annuity payouts begin.

Withdrawal policies
If you have a balance in more than one account and you request a partial withdrawal, we will withdraw money from all your subaccounts and/or the fixed account in the same proportion as your value in each account correlates to your total contract value, unless you request otherwise.

Receiving payment when you request a withdrawal By regular or express mail:


o        payable to you.
o        mailed to address of record.


NOTE: We will charge you a fee if you request express mail delivery.

Normally, we will send the payment within seven days after receiving your request. However, we may postpone the payment if:

         -the withdrawal  amount includes a purchase  payment check that has not cleared;
         -the NYSE is closed, except for normal holiday and weekend closings; -trading on the NYSE is restricted, according to SEC rules;
         -an  emergency,  as defined by SEC rules,  makes it impractical to sell securities or value the net assets of the accounts; or -the SEC permits us to delay payment for the protection of security holders.

TSA Special Surrender Provisions


Participants in Tax-Sheltered Annuities: The Code imposes certain restrictions on your right to receive early distributions from a TSA:


o    Distributions   attributable  to  salary  reduction   contributions   (plus
     earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:
-        you are at least age 59 1/2;
-        you are disabled as defined in the Code;
- you separated from the service of the employer who purchased the contract; or
-        the distribution is because of your death.

o If you encounter a financial hardship (as defined by the Code), you may receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.

o Even though a distribution may be permitted under the above rules, it may be subject to IRS taxes and penalties (see "Taxes").

o The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.

Changing Ownership

You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our office. The change will become binding upon us when we receive and record it. We will honor any change of ownership request that we believe is authentic and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.

If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See "Taxes.")


If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.


Benefits in Case of Death


There are two death benefit options under this contract. If either you or the annuitant are age 79 or older on the contract date, Option A will apply. If both you and the annuitant are under age 79 on the contract date, you can elect either Option A or Option B on your application. Once you elect an option, you cannot change it. We show the option that applies in your contract.


Under either option, we will pay the death benefit to your beneficiary upon the earlier of your death or the annuitant's death. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner or the annuitant. Other rules apply to qualified annuities. (See "Taxes").

Option A
We will pay the beneficiary the greater of:

1.       the contract value; or


2.       the total purchase payments paid minus "adjusted partial withdrawals."

Contract value credits may apply if you choose Option A at the time of application (see "Valuing your Investment - Contract value credits").


Option B
We will pay the beneficiary the greatest of:

1.   the contract value; or


2.   the total purchase payments paid minus any "adjusted partial withdrawals";
     or
3. the "maximum anniversary value" immediately preceding the date of death plus the dollar amount of any payments since that anniversary and minus any "adjusted partial withdrawals" since that anniversary.

Maximum anniversary value: Each contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we calculate the anniversary value which is the greater of:

(a) the contract value on that anniversary; or
(b) total payments made to the contract minus "adjusted partial withdrawals".

The "maximum anniversary value" is equal to the greatest of these anniversary values.

After your or the annuitant's 81st birthday, the death benefit continues to be the death benefit value as of that date, plus any subsequent payments and minus any "adjusted partial withdrawals".

Adjusted partial withdrawals: Under either Option A or Option B, we calculate "adjusted partial withdrawals" for each partial withdrawal as the product of (a) times

      (b) where:
      (a) is the ratio of the amount of the partial withdrawal (including any applicable withdrawal charge) to the contract value on the date of (but prior to) the partial withdrawal; and

      (b)is the death benefit on the date of (but prior to) the partial withdrawal.

Example:



Option A
o    The contract is purchased with a payment of $20,000 on Jan. 1, 1999.
o    On Jan. 1, 2000 an additional premium payment of $5,000 is made.
o On March 1, 2000 the contract value has grown to $27,000 ($25,000 in premium payments and $2,000 in earnings). The owner takes a $1,500 partial withdrawal.
o    On March 1, 2001 the contract value has fallen to $23,000.


The death benefit on March 1, 2001 is calculated as follows:

         Total premiums paid:                                        $25,000.00
         minus any "adjusted partial withdrawals"
         calculated as:                     1,500 x 25,000  =      -   1,388.89
                                            --------------          ------------
                                                  27,000
         for a death benefit of:                                      $23,611.11

Option B
o        The contract is purchased with a payment of $20,000 on Jan. 1, 1999.
o On Jan. 1, 2000 (the first contract anniversary) the contract value has grown to $24,000.
o On March 1, 2000 the contract value has fallen to $22,000, at which point the owner takes a $1,500 partial withdrawal, leaving a contract value of $20,500.

The death benefit on March 1, 2000 is calculated as follows:

         The highest contract value on any prior contract anniversary:                 $24,000.00
         plus any purchase payments paid since that anniversary:                   +         0.00
         minus any "adjusted partial withdrawal" taken since that anniversary,
         calculated as:                     1,500 x 24,000  =                          - 1,636.36
                                            --------------                              ----------
                                                 22,000
         for a death benefit of:                                                       $22,363.64

If your spouse is sole beneficiary under a nonqualified annuity and you die before the retirement date, your spouse may keep the contract as owner. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.

Under a qualified annuity, if the annuitant dies before the Code requires distributions to begin, and the spouse is the only beneficiary, the spouse may keep the contract as owner until the date on which the annuitant would have reached age 70 1/2 or any other date permitted by the Code. To do this, the spouse must give us written instructions within 60 days after we receive proof of death.


Payments: Under a nonqualified annuity we will pay the beneficiary in a single sum unless you give us other written instructions. We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:


o the beneficiary asks us in writing within 60 days after we receive proof of death; and
o payouts begin no later than one year after your death, or other date as permitted by the Code; and
o the payout period does not extend beyond the beneficiary's life or life expectancy.

When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract's value at the next accumulation unit value calculated after our death claim requirements are fulfilled. We will pay interest, if any, from the date of death at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.


Other rules may apply to qualified annuities. (See "Taxes.")

The Annuity Payout Period

As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting at the retirement date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements.


The amount available for payouts under the plan you select is the contract value on your retirement date (less any applicable premium tax). We do not deduct withdrawal charges under the payout plans listed below.


You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. The amount available to purchase payouts under the plan you select is the contract value on your retirement date (less any applicable premium tax). You may reallocate this contract value to the fixed account to provide fixed dollar payouts and/or among the subaccounts to provide variable annuity payouts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest.

Amounts of fixed and variable payouts depend on:
o        the annuity payout plan you select;
o        the annuitant's age and, in most cases, sex;
o        the annuity table in the contract; and
o        the amounts you allocated to the accounts at settlement.

In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month because the performance of the funds will fluctuate. (In the case of fixed annuities, payouts remain the same from month to month).

For information with respect to transfers between accounts after annuity payouts begin, see "Making the Most of your Contract Transfer policies."

Annuity Table
The annuity table in your contract shows the amount of the first monthly payment for each $1,000 of contract value according to the age and, when applicable, the sex of the annuitant. (Where required by law, we will use a unisex table of settlement rates). The table assumes that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts.


Substitution of 3.5% Table
If you ask us at least 30 days before the retirement date, we will substitute an annuity table based on an assumed 3.5% investment rate for the 5% table in the contract. The assumed investment rate affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. Using the 5% table results in a higher initial payment, but later payouts will increase more slowly when annuity unit values are rising and decrease more rapidly when they decline.

Annuity payout plans
You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before contract values are to be used to purchase the payout plan:

o Plan A - Life annuity - no refund: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we have made only one monthly payout, we will not make any more payouts.

o Plan B - Life annuity with five, 10 or 15 years certain: We make monthly payouts for a guaranteed payout period of five, 10 or 15 years that you elect. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period expires. We calculate the guaranteed payout period from the retirement date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.

o Plan C - Life annuity - installment refund: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.

o Plan D - Joint and last survivor life annuity - no refund: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.


o Plan E - Payouts for a specified period: We make monthly payouts for a specific payout period of 10 to 30 years that you elect. We will make payouts only for the number of years specified whether the annuitant is living or not. Depending on the selected time period, it is foreseeable that an annuitant can outlive the payout period selected. During the payout period, you can elect to have us determine the present value of any remaining variable payouts and pay it to you in a lump sum. A 10% IRS penalty tax could apply under this payout plan. (See "Taxes.")


Restrictions for some qualified plans: If you purchased a qualified annuity, you may be required to select a payout plan that provides for payouts:

o        over the life of the annuitant;
o        over the joint lives of the annuitant and a designated beneficiary;
o        for a period not exceeding the life expectancy of the annuitant; or
o for a period not exceeding the joint life expectancies of the annuitant and a designated beneficiary.


You have the responsibility for electing a payout plan that complies with your contract and with applicable law.

If we do not receive instructions: You must give us written instructions for the annuity payouts at least 30 days before the annuitant's retirement date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed. Contract values that you allocated to the fixed account will provide fixed dollar payouts and contract values that you allocated among the subaccounts will provide variable annuity payouts.


If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time the contract value is used to purchase a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the contract value to the owner in a lump sum or to change the frequency of the payouts.

Death after annuity payouts begin
If you or the annuitant die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.

Taxes

Generally, under current law, any increase in your contract value is taxable to you only when you receive a payout or withdrawal (see detailed discussion below). Any portion of the annuity payouts and any withdrawals you request that represent ordinary income normally are taxable. We will send you a tax information reporting form for any year in which we made a taxable distribution according to our records. Roth IRAs may grow and be distributed tax free if you meet certain distribution requirements.

Qualified annuities: We designed this contract for use with qualified retirement plans. Special rules apply to these retirement plans. Your rights to benefits may be subject to the terms and conditions of these retirement plans regardless of the terms of the contract.

Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions during your life (except for Roth IRAs) and after your death. You should refer to your retirement plan or adoption agreement, or consult a tax advisor for more information about these distribution rules.

Annuity payouts under nonqualified annuities: A portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax.

Tax law requires that all nonqualified deferred annuity contracts issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when you take distributions from any one of those contracts.

Annuity payouts under qualified annuities (except Roth IRAs): Under a qualified annuity, the entire payout generally is includable as ordinary income and is subject to tax except to the extent that contributions were made with after-tax dollars. If you or your employer invested in your contract with deductible or pre-tax dollars as part of a qualified retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you.

Withdrawals: If you withdraw part or all of your contract before your annuity payouts begin, your withdrawal payment will be taxed to the extent that the value of your contract immediately before the withdrawal exceeds your investment. You also may have to pay a 10% IRS penalty for withdrawals you make before reaching age 59 1/2 unless certain exceptions apply. For qualified annuities, other penalties may apply if you make withdrawals from your contract before your plan specifies that you can receive payouts.

Death benefits to beneficiaries: The death benefit under a contract (except a Roth IRA) is not tax exempt. Any amount your beneficiary receives that represents previously deferred earnings within the contract is taxable as ordinary income to the beneficiary in the years he or she receives the payments. The death benefit under a Roth IRA generally is not taxable as ordinary income to the beneficiary if certain distribution requirements are met.

Annuities owned by corporations, partnerships or trusts: For nonqualified annuities any annual increase in the value of annuities held by such entities generally will be treated as ordinary income received during that year. This provision is effective for purchase payments made after Feb. 28, 1986. However, if the trust was set up for the benefit of a natural person only, the income will remain tax deferred.

Penalties: If you receive amounts from your contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received by you or your beneficiary:

o        because of your death;
o        because you become disabled (as defined in the Code);
o if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary); or
o if it is allocable to an investment before Aug. 14, 1982 (except for qualified annuities).

For a qualified annuity, other penalties or exceptions may apply if you make withdrawals from your contract before your plan specifies that payouts can be made.

Withholding, generally: If you receive all or part of the contract value, we may deduct withholding against the taxable income portion of the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual tax return.

If the payment is part of an annuity payout plan, we generally compute the amount of withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full withdrawal) we compute withholding using 10% of the taxable portion. Similar to above, as long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

Some states also may impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from any payment from which we deduct federal withholding. The withholding requirements may differ if we are making payment to a non-U.S. citizen or if we deliver the payment outside the United States.


Withholding from TSAs: If you receive directly all or part of the contract value from your TSA, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time we make the payout. This mandatory withholding is in place of the elective withholding discussed above. This mandatory withholding will not be imposed if:


o instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan;
o the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more; or
o    the payout is a minimum distribution required under the Code.

Payments we make to a surviving spouse instead of being directly rolled over to an IRA also may be subject to mandatory 20% income tax withholding.

State withholding also may be imposed on taxable distributions.

Transfer of ownership of a nonqualified annuity: If you transfer a nonqualified annuity without receiving adequate consideration, the transfer is a gift and also may be a withdrawal for federal income tax purposes. If the gift is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer.

Collateral assignment of a nonqualified annuity: If you collaterally assign or pledge your contract, earnings on purchase payments you made after Aug. 13, 1982 will be taxed to you like a withdrawal.


Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.

Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.

Voting Rights


As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.

Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.


After annuity payouts begin, the number of votes you have is equal to:

o the reserve held in each  subaccount for your  contract;  divided by
o the net asset value of one share of the applicable fund.

As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.


We calculate votes separately for each subaccount. We will send notice of shareholders' meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We will vote shares for which we have not received instructions in the same proportion as the votes for which we received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we received instructions.


Substitution of Investments

We may substitute the funds in which the subaccounts invest if:


o       laws or regulations change;
o       existing funds become unavailable; or
o       in our judgment, the funds no longer are suitable for the subaccounts.

If any of these situations occur, and if we believe it is in the best interest of persons having voting rights under the contract, we have the right to substitute the funds currently listed in this prospectus for other funds.

We may also:
o      add new subaccounts;
o      combine any two or more subaccounts;


o      add subaccounts investing in additional funds;


o      transfer assets to and from the subaccounts or the variable account; and
o      eliminate or close any subaccounts.

In the event of substitution or any of these changes, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. However, we will not make any substitution or change without the necessary approval of the SEC and state insurance departments. We will notify you of any substitution or change.

About the Service Providers

Principal Underwriter



American Express Financial Advisors Inc. (AEFA) serves as the principal underwriter for the contract. Its office are located at IDS Tower 10, Minneapolis, MN 55440. AEFA is a wholly-owned subsidiary of American Express Financial Coporation (AEFC) which is a wholly-owned subsidiary of American Express Company.

The contracts will be distributed by broker-dealers which have entered into distribution agreements with AEFA and American Enterprise Life.

American Enterprise Life will pay commissions for sales of the contracts of up to 7% of purchase payments to insurance agencies or broker-dealers that are also insurance agencies. Sometimes American Enterprise Life pays the commissions as a combination of a certain amount of the commission at the time of sale and a trail commission (which, when totaled, could exceed 7.0% of purchase payments). In addition, American Enterprise Life may pay certain sellers additional compensation for selling and distribution activities under certain circumstances. From time to time, American Enterprise Life will pay or permit other promotional incentives, in cash or credit or other compensation.


Issuer



American Enterprise Life issues the annuities. American Enterprise Life is a wholly-owned subsidiary of IDS Life, which is a wholly-owned subsidiary of AEFC. AEFC is a wholly-owned subsidiary of American Express Company. American Express Company is a financial services company principally engaged through subsidiaries (in addition to AEFC) in travel related services, investment services and international banking services.

American Enterprise Life is a stock life insurance company organized in 1981 under the laws of the state of Indiana. Its administrative offices are located at 80 South Eighth Street, Minneapolis, MN 55402. Its statutory address is 100 Capitol Center South, 201 North Illinois Street, Indianapolis, IN 46204. American Enterprise Life conducts a conventional life insurance business.


Legal Proceedings

A number of lawsuits have been filed against life and health insurers in jurisdictions in which American Enterprise Life and AEFC do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. American Enterprise Life and AEFC, like other life and health insurers, from time to time are involved in such litigation. On October 13, 1998, an action entitled Richard W. and Elizabeth J. Thoresen vs. American Express Financial Corporation, American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company and IDS Life Insurance Company of New York was commenced in Minnesota State Court. The action was brought by individuals who purchased an annuity in a qualified plan. They allege that the sale of annuities in tax-deferred contributory retirement investment plans (e.g., IRAs) is never appropriate. The plaintiffs purport to represent a class consisting of all persons who made similar purchases. The plaintiffs seek damages in an unspecified amount. American Enterprise Life also is a defendant in various other lawsuits. In American Enterprise Life's opinion, none of these lawsuits will have a material adverse effect on our financial condition.

Year 2000


The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of American Enterprise Life and the Variable Account. All of the major systems used by American Enterprise Life and by Variable Account are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. American Enterprise Life's and the Variable Accounts businesses are heavily dependent upon AEFC's computer systems and have significant interactions with systems of third parties.

A comprehensive review of AEFC's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps have been taken to resolve potential problems including modification to existing software and the purchase of new software. AEFC's target date for substantially completing its program of corrective measures on internal business critical systems was December 31, 1998. As of June 30, 1999, AEFC completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. The Year 2000 readiness of unaffiliated investment managers and other third parties whose system failures could have an impact on American Enterprise Life's and the Variable Account's operations continues to be evaluated. The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to AEFC, American Enterprise Life or the Variable Account.

AEFC's Year 2000 project includes establishing Year 2000 contingency plans for all key business units. Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. These plans are being amended to include specific Year 2000 considerations and will continue to be refined throughout 1999 as additional information related to potential Year 2000 exposure is gathered.

Table of Contents of the Statement of Additional Information


Performance Information................................................
Calculating Annuity Payouts............................................
Rating Agencies........................................................
Principal Underwriter..................................................
Independent Auditors...................................................
Financial Statements...................................................


-------------------------------------------------------------------------------
Please check the appropriate box to receive a copy of the Statement of Additional Information for:



          American Express Signature Variable AnnuitySM
          American Express Variable Portfolio Funds
          AIM Variable Insurance Funds, Inc.
          Alliance Variable Products Series Fund
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          Fidelity Variable Insurance Products Service Class
          Franklin Templeton Variable Insurance Products Trust
          Goldman Sachs Variable Insurance Trust
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          MFS(R) Variable Insurance TrustSM
          Putnam Variable Trust
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Mail your request to:

American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN 55440-0534
800-333-3437


We will mail your request to:


Your name

Address

City                                         State                    Zip

                       STATEMENT OF ADDITIONAL INFORMATION

                                       for


                  AMERICAN EXPRESS SIGNATURE VARIABLE ANNUITYSM


                  AMERICAN ENTERPRISE VARIABLE ANNUITY ACCOUNT

                                     , 1999


American  Enterprise  Variable Annuity Account is a separate account established
and  maintained  by  American   Enterprise  Life  Insurance   Company  (American
Enterprise Life).

This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI which you can obtain from your sales representative or by writing or calling us at the address or telephone number below. The prospectus is incorporated into this SAI by reference.



American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN  55440-0534
800-333-3437

                                                           TABLE OF CONTENTS

Performance Information........................................

Calculating Annuity Payouts....................................

Rating Agencies................................................

Principal Underwriter..........................................

Independent Auditors...........................................

Financial Statements

PERFORMANCE INFORMATION

The subaccounts may quote various performance figures to illustrate past performance. We base total return and current yield quotations (if applicable) on standardized methods of computing performance as required by the Securities and Exchange Commission (SEC). An explanation of the methods used to compute performance follows below.

Average Annual Total Return


We will express quotations of average annual total return for the subaccounts in terms of the average annual compounded rate of return of a hypothetical investment in the contract over a period of one, five and ten years (or, if less, up to the life of the subaccounts), calculated according to the following formula:


                                P(1+T)n = ERV

where:            P   =    a hypothetical initial payment of $1,000
                  T   =    average annual total return
                  n   =    number of years


                EVR   =    Ending  Redeemable  Value of a hypothetical  $1,000
                           payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

We calculated the following performance figures on the basis of historical performance of each fund. We show actual performance from the date the subaccounts began investing in the funds. For some subaccounts, we do not provide any performance information because they are new and have not had any activity to date. We also show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Past performance does not guarantee future results.

Average Annual Total Return With Withdrawal For Periods Ending Dec. 31. 1998

                                                                 Performance Since
                                                                 Commencement of the                 Performance Since
                                                                    Subaccount**                Commencement of the Fund**
                                                                              Since                                   Since
Subaccount  Investing In:                                       1 Year     Commencement   1 Year  5 Years 10 Years  Commencement
----------  -------------                                       ------     ------------   ------  ------- --------  ------------
            AXPSM VARIABLE PORTFOLIO
ESI              Bond Fund (2/95;10/81)*                        -6.73%         6.39%      -6.73%   4.35%    7.27%       9.57%
ECR              Capital Resource Fund (2/95;10/81)             14.83%        17.23%      14.83%  14.23%   14.05%      13.78%
EMS              Cash Management Fund (2/95;10/81)              -3.41%         2.13%      -3.41%   2.42%    3.70%       5.05%
EIA              Extra Income Fund (7/99;5/96)                    N/A           N/A      -19.87%    N/A     N/A        -6.99%
EMG              Managed Fund (2/95;4/86)                        6.62%        16.03%       6.62%  11.58%   12.81%      11.01%
EGD              New Dimensions Fund (10/97;5/96)               19.29%        20.67%      19.29%    N/A     N/A        20.57%
            AIM V.I.
ECA              Capital Appreciation Fund (7/99;5/93)            N/A           N/A       10.09%  14.97%    N/A        16.70%
ECD              Capital Development Fund (8/99;5/98)             N/A           N/A         N/A     N/A     N/A       -14.59%
EVA              Value Fund (10/97;5/93)                        23.00%        22.42%      23.00%  19.40%    N/A        19.76%
            ALLIANCE
EPP              Premier Growth Portfolio (Class B)               N/A           N/A         N/A     N/A     N/A         N/A
                 (8/99;6/99)
ETC              Technology Portfolio (Class B) (8/99;6/99)       N/A           N/A         N/A     N/A     N/A         N/A
EHG              U.S. Government/High Grade Securities            N/A           N/A         N/A     N/A     N/A         N/A
                    Portfolio (Class B) (8/99;6/99)
            BARON
EAS              Capital Asset Fund (8/99;10/98)                  N/A           N/A         N/A     N/A     N/A        25.72%
            FIDELITY VIP
EFG              Growth & Income Portfolio (Service Class)        N/A           N/A       19.91%    N/A     N/A        24.19%
                 (8/99;12/96)
EFM              Mid Cap Portfolio (Service Class)                N/A           N/A         N/A     N/A     N/A        -3.96%
                 (8/99;12/98)
EFO              Overseas Portfolio (Service Class)               N/A           N/A       -2.19%   4.17%   6.87%       6.97%
                 (8/99;1/87)
            FRANKLIN TEMPLETON VIP Trust
WMU              Mutual Shares Securities Fund - Class 2          N/A           N/A         N/A     N/A     N/A         N/A
                 (8/99;1/99)
ERE              Real Estate Securities Fund - Class 2            N/A           N/A         N/A     N/A     N/A         N/A
                 (8/99;1/99)
EIS              Templeton International Smaller Companies        N/A           N/A         N/A     N/A     N/A         N/A
                    Fund - Class 2 (8/99;1/99)
            GOLDMAN SACHS Variable Insurance Trust (VIT)
JCG              Capital Growth Fund (5/99;4/98)                  N/A           N/A         N/A     N/A     N/A        4.77%
JUS              COREsm U.S. Equity Fund (5/99;2/98)              N/A           N/A         N/A     N/A     N/A        5.65%
JGL              Global Income Fund (5/99;1/98)                   N/A           N/A         N/A     N/A     N/A       -0.49%
JIF              International Equity Fund (5/99;1/98)            N/A           N/A         N/A     N/A     N/A       10.89%
            J.P. MORGAN SERIES TRUST II
EDE              U.S. Disciplined Equity Portfolio                N/A           N/A       13.53%    N/A     N/A       23.56%
                 (8/99;12/94)
            LAZARD RETIREMENT SERIES INC.
ERQ              Equity Portfolio (8/99;3/98)                     N/A           N/A         N/A     N/A     N/A        2.13%
ERI              International Equity Portfolio (8/99;9/98)       N/A           N/A         N/A     N/A     N/A        4.23%
            MFS INVESTMENT MANAGEMENT(R)
END              New Discovery Series (7/99;5/98)                 N/A           N/A         N/A     N/A     N/A       -5.67%
ERS              Research Series (7/99;7/95)                      N/A           N/A       14.12%    N/A     N/A       19.72%
RUT              Utilities Series (7/99;1/95)                     N/A           N/A        8.87%    N/A     N/A       22.79%
            PUTNAM VARIABLE TRUST
EPG              Putnam VT Growth and Income Fund - Class IB***   6.12%        10.50%       6.12%  16.61%   14.10%     14.57%
                 (10/98;2/88)
EPL              Putnam VT International Growth Fund - Class IB***N/A           N/A        9.25%    N/A     N/A       12.29%
                 (8/99;1/97)
EPN              Putnam VT International New Opportunities Fund - N/A           N/A       -6.80%    N/A     N/A       -7.73%
                 Class IB*** (8/99;1/97)
            ROYCE
EMC              Micro-Cap Portfolio (8/99;12/96)                 N/A           N/A       -4.48%    N/A     N/A        7.21%
EPR              Premier Portfolio (8/99;12/96)                   N/A           N/A       -0.05%    N/A     N/A        7.83%
            WANGER
EIC              International Small Cap (8/99;5/95)              N/A           N/A        7.15%    N/A     N/A       18.63%
EUC              U.S. Small Cap (8/99;5/95)                       N/A           N/A       -0.18%    N/A     N/A       -0.30%
            WARBURG PINCUS TRUST
EEG              Emerging Growth Portfolio (8/99;7/99)            N/A           N/A         N/A     N/A     N/A         N/A

*(Commencement date of the subaccount; Commencement date of the fund)
**Current applicable charges deducted from fund performance include a $30 annual contract administrative charge, a 1.25% mortality and expense risk fee, a 0.15% variable account administrative charge and applicable withdrawal charge.
***Performance information for Class IB shares are based on Class IA shares adjusted to reflect payments made under the Class IB distribution plan.

Average Annual Total Return Without Withdrawal For Periods Ending Dec. 31. 1998

                                                                 Performance Since
                                                                 Commencement of the                 Performance Since
                                                                     Subaccount**                Commencement of the Fund**
                                                                               Since                                   Since
Subaccount  Investing In:                                       1 Year     Commencement    1 Year 5 Years 10 Years  Commencement
----------  -------------                                       ------                     ------ ------- --------  ------------
            AXPSM VARIABLE PORTFOLIO
ESI              Bond Fund (2/95;10/81)*                         0.03%         7.67%       0.03%   5.18%    7.27%       9.57%
ECR              Capital Resource Fund (2/95;10/81)             22.33%        18.21%      22.33%  14.81%   14.05%      13.78%
EMS              Cash Management Fund (2/95;10/81)               3.61%         3.57%       3.61%   3.31%    3.70%       5.05%
EIA              Extra Income Fund (7/99;5/96)                    N/A           N/A      -14.19%    N/A     N/A        -4.72%
EMG              Managed Fund (2/95;4/86)                       14.12%        17.04%      14.12%  12.22%   12.81%      11.01%
EGD              New Dimensions Fund (10/97;5/96)               26.79%        26.83%      26.79%   N/A      N/A        22.47%
            AIM V.I.
ECA              Capital Appreciation Fund (7/99;5/93)            N/A           N/A       17.59%  15.53%    N/A        17.04%
ECD              Capital Development Fund (8/99;5/98)             N/A           N/A         N/A     N/A     N/A        -8.48%
EVA              Value Fund (10/97;5/93)                        30.50%        28.59%      30.50%  19.89%    N/A        20.06%
            ALLIANCE
EPP              Premier Growth Portfolio (Class B)               N/A           N/A         N/A     N/A     N/A         N/A
                 (8/99;6/99)
ETC              Technology Portfolio (Class B) (8/99;6/99)       N/A           N/A         N/A     N/A     N/A         N/A
EHG              U.S. Government/High Grade Securities            N/A           N/A         N/A     N/A     N/A         N/A
                    Portfolio (Class B) (8/99;6/99)
            BARON
EAS              Capital Asset Fund (8/99;10/98)                  N/A           N/A         N/A     N/A     N/A        33.22%
            FIDELITY VIP
EFG              Growth & Income Portfolio (Service Class)        N/A           N/A        27.41%   N/A     N/A        27.17%
                 (8/99;12/96)
EFM              Mid Cap Portfolio (Service Class)                N/A           N/A         N/A     N/A     N/A         3.02%
                 (8/99;12/98)
EFO              Overseas Portfolio (Service Class)               N/A           N/A         4.93%  5.01%    6.87%       6.97%
                 (8/99;1/87)
            FRANKLIN TEMPLETON VIP
WMU              Mutual Shares Securities Fund - Class 2          N/A           N/A         N/A     N/A     N/A         N/A
                 (8/99;1/99)
ERE              Real Estate Securities Fund - Class 2            N/A           N/A         N/A     N/A     N/A         N/A
                 (8/99;1/99)
EIS              Templeton International Smaller Companies        N/A           N/A         N/A     N/A     N/A         N/A
                    Fund - Class 2 (8/99;1/99)
            GOLDMAN SACHS Variable Insurance Trust (VIT)
JCG              Capital Growth Fund (5/99;4/98)                  N/A           N/A         N/A     N/A     N/A        12.27%
JUS              COREsm U.S. Equity Fund (5/99;2/98)              N/A           N/A         N/A     N/A     N/A        13.15%
JGL              Global Income Fund (5/99;1/98)                   N/A           N/A         N/A     N/A     N/A         6.76%
JIF              International Equity Fund (5/99;1/98)            N/A           N/A         N/A     N/A     N/A        18.39%
            J.P. MORGAN SERIES TRUST II
EDE              U.S. Disciplined Equity Portfolio                N/A           N/A        21.03%   N/A     N/A        24.22%
                 (8/99;12/94)
            LAZARD RETIREMENT SERIES INC.
ERQ              Equity Portfolio (8/99;3/98)                     N/A           N/A         N/A     N/A     N/A         9.61%
ERI              International Equity Portfolio (8/99;9/98)       N/A           N/A         N/A     N/A     N/A        11.73%
            MFS INVESTMENT MANAGEMENT(R)
END              New Discovery Series (7/99;5/98)                 N/A           N/A         N/A     N/A     N/A         1.17%
ERS              Research Series (7/99;7/95)                      N/A           N/A        21.62%   N/A     N/A        20.84%
RUT              Utilities Series (7/99;1/95)                     N/A           N/A        16.37%   N/A     N/A        23.59%
            PUTNAM VARIABLE TRUST
EPG              Putnam VT Growth and Income Fund - Class IB***  13.62%         18.00%     13.62% 17.14%   14.10%      14.57%
                 (10/98;2/88)
EPL              Putnam VT International Growth Fund - Class IB***N/A           N/A        16.75%   N/A     N/A        15.59%
                 (8/99;1/97)
EPN              Putnam VT International New Opportunities Fund - N/A           N/A        -0.05%   N/A     N/A        -1.06%
                 Class IB*** (8/99;1/97)
            ROYCE
EMC              Micro-Cap Portfolio (8/99;12/96)                 N/A           N/A         2.46%    N/A     N/A        10.65%
EPR              Premier Portfolio (8/99;12/96)                   N/A           N/A         7.24%    N/A     N/A        11.25%
            WANGER
EIC              International Small Cap (8/99;5/95)              N/A           N/A        14.65%    N/A     N/A        19.66%
EUC              U.S. Small Cap (8/99;5/95)                       N/A           N/A         7.11%    N/A     N/A         1.00%
            WARBURG PINCUS TRUST
EEG              Emerging Growth Portfolio (8/99;7/99)            N/A           N/A         N/A      N/A     N/A         N/A

* (Commencement date of the subaccount; Commencement date of the fund)
** Current applicable charges deducted from fund performance include a $30 annual contract administrative charge, a 1.25% mortality and expense risk fee and a 0.15% variable account administrative charge.
***Performance information for Class IB shares are based on Class IA shares adjusted to reflect payments made under the Class IB distribution plan.

Cumulative Total Return


Cumulative total return represents the cumulative change in value of an investment for a given period (reflecting change in a subaccount's accumulation unit value). We compute cumulative total return using the following formula:


                                     ERV - P
                                        P

where:        P = a hypothetical initial payment of $1,000


            ERV = Ending  Redeemable  Value of a  hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

Total return figures reflect the deduction of the withdrawal charge which assumes you withdraw the entire contract value at the end of the one-, five- and ten- year periods (or, if less, up to the life of the subaccount). We may also show performance figures without the deduction of a withdrawal charge. In addition, total return figures reflect the deduction of all other applicable charges including the annual contract administrative charge, the variable account administrative charge and the mortality and expense risk fee.


Calculation of Yield for Subaccounts Investing in Money Market Funds


Annualized Simple Yield


For the subaccounts investing in money market funds, we base quotations of simple yield on:
         (a) the change in the value of a hypothetical subaccount (exclusive of capital changes and income other than investment income) at the beginning of a particular seven-day period:
         (b) less, a pro rata share of the subaccount expenses accrued over the period;
         (c) dividing this difference by the value of the subaccount at the beginning of the period to obtain the base period return; and
         (d)      multiplying the base period return by 365/7.


The subaccount's value includes:


o any declared dividends;
o the value of any shares purchased with dividends paid during the period; and
o any dividends declared for such shares.

It does not include:
o        the effect of any applicable withdrawal charge; or
o        any realized or unrealized gains or losses.

Annualized Compound Yield

We calculate compound yield using the base period return described above, which we then compound according to the following formula:

Compound Yield = [(Base Period Return + 1)365/7] - 1


Annualized Yields Based on the Seven-Day Period Ending Dec. 31, 1998
Subaccount              Investing In                              Simple Yield           Compound Yield
EMS                        AXPSM VP - Cash Management Fund            3.24%                  3.29%

You must consider (when comparing an investment in subaccounts investing in money market funds with fixed annuities) that fixed annuities often provide an agreed-to or guaranteed yield for a stated period of time, whereas the subaccount's yield fluctuates. In comparing the yield of the subaccount to a money market fund, you should consider the different services that the contract provides.


Annualized Yield for Subaccounts Investing in Income Funds


For the subaccounts investing in income funds, we base quotations of yield on all investment income earned during a particular 30-day period, less expenses accrued during the period (net investment income) and compute it by dividing net investment income per accumulation unit by the value of an accumulation unit on the last day of the period according to the following formula:


                                            YIELD = 2[a-b + 1)6 - 1]
                                                          cd

         where: a = dividends and investment income earned during the period b = expenses accrued for the period (net of reimbursements) c = the average daily number of accumulation units outstanding during the period that were entitled to receive dividends
                    d = the maximum offering price per accumulation unit on the last day of the period


The subaccount earns yield from the increase in the net asset value of shares of the fund in which it invests and from dividends declared and paid by the fund, which are automatically invested in shares of the fund.

Annualized Yield Based on 30-Day Period Ended Dec. 31, 1998

Subaccount        Investing In                                     Yield
ESI               AXPSM Variable Portfolio - Bond Fund             7.20%

The yield on the subaccount's accumulation unit may fluctuate daily and does not provide a basis for determining future yields.

Independent rating or statistical services or publishers or publications such as those listed below may quote subaccount performance, compare it to rankings, yields or returns, or use it in variable annuity accumulation or settlement illustrations they publish or prepare:

         The Bank Rate Monitor National Index, Barron's, Business Week, CDA Technologies, Donoghue's Money Market Fund Report, Financial Services Week, Financial Times, Financial World, Forbes, Fortune, Global Investor, Institutional Investor, Investor's Daily, Kiplinger's Personal Finance, Lipper Analytical Services, Money, Morningstar, Mutual Fund Forecaster, Newsweek, The New York Times, Personal Investor, Stanger Report, Sylvia Porter's Personal Finance, USA Today, U.S. News & World Report, The Wall Street Journal and Wiesenberger Investment Companies Service.

CALCULATING ANNUITY PAYOUTS

The Variable Account

We do the following calculations separately for each of the subaccounts of the variable account. The separate monthly payouts, added together, make up your total variable annuity payout.

Initial Payout: To compute your first monthly payment, we:


o determine the dollar value of your contract as of the valuation date that falls on (or the closest valuation date that falls before) the seventh calendar day before the retirement date and then deduct any applicable premium tax; then


o apply the result to the annuity table contained in the contract or another table at least as favorable.

The annuity table shows the amount of the first monthly payment for each $1,000 of value which depends on factors built into the table, as described below.


Annuity Units: We then convert the value of your subaccount to annuity units. To compute the number of units credited to you, we divide the first monthly payment by the annuity unit value (see below) on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar before the retirement date. The number of units in your subaccount is fixed.
The value of the units fluctuates with the performance of the underlying fund.


Subsequent Payouts: To compute later payouts, we multiply:


o the annuity unit value on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the payout is due; by


o        the fixed number of annuity units credited to you.

Annuity Unit Values: We originally set this value at $1 for each subaccount. To calculate later value we multiply the last annuity value by the product of:

o        the net investment factor; and
o        the neutralizing factor.

The purpose of the neutralizing factor is to offset the effect of the assumed investment rate built into the annuity table. With an assumed investment rate of 5%, the neutralizing factor is 0.999866 for a one day valuation period.

Net Investment Factor

We determine the net investment factor by:

o adding the fund's current net asset value per share plus the per-share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee and the variable account administrative charge from the result.

Because the net asset value of the fund may fluctuate, the net investment factor may be greater or less than one, and the annuity unit value may increase or decrease. You bear this investment risk in a variable subaccount.

The Fixed Account

We guarantee your fixed annuity payout amounts. Once calculated, your payout will remain the same and never change. To calculate your annuity payouts we:

o take the value of your fixed account at the retirement date or the date you have selected to begin receiving your annuity payouts; then

o using an annuity table, we apply the value according to the annuity payout plan you select.

The annuity payout table we use will be the one in effect at the time you choose to begin your annuity payouts. The values in the table will be equal to or greater than the table in your contract.

RATING AGENCIES


The following chart reflects the ratings given to us by independent rating agencies. These agencies evaluate the financial soundness and claims-paying ability of insurance companies based on a number of different factors. This information does not relate to the management or performance of the subaccounts of the contract. This information relates only to the fixed account and reflects our ability to make annuity payouts and to pay death benefits and other distributions from the annuities.


             Rating agency                          Rating

               A.M. Best                              A+
                                                  (Superior)

             Duff & Phelps                           AAA

                Moody's                              Aa2

PRINCIPAL UNDERWRITER


The principal underwriter for the contract is American Express Financial Advisors Inc. which offers the contract on a continuous basis.

The contract is new and, therefore, we have not received any withdrawal charges or paid any commissions.


INDEPENDENT AUDITORS



The financial statements appearing in this SAI have been audited by Ernst & Young LLP (1400 Pillsbury Center, 200 South Sixth Street, Minneapolis, MN 55402) independent auditors, as stated in their report appearing herein.


FINANCIAL STATEMENTS

American Enterprise Variable Annuity Account

Annual Financial Information

Report of Independent Auditors

The Board of Directors
American Enterprise Life Insurance Company

We have audited the individual and combined statements of net assets of the segregated asset subaccounts of American Enterprise Variable Annuity Account (comprised of subaccounts EVA, ECR, EGD, EMG, EMS, ESI and EPG ) as of December 31, 1998, and the related statements of operations for the year then ended, except for subaccount EPG, which is for the period October 5, 1998 (commencement of operations) to December 31, 1998, and the statements of changes in net assets for each of the two years in the period then ended, except for subaccounts EVA and EGD which are for the year ended December 31, 1998 and for the period
October 30, 1997 (commencement of operations) to December 31, 1997 and subaccount EPG, which is for the period October 5, 1998 (commencement of operations) to December 31, 1998. These financial statements are the responsibility of the management of American Enterprise Life Insurance Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 1998 with the affiliated and unaffiliated mutual fund managers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the individual and combined financial position of the segregated asset subaccounts of American Enterprise Variable Annuity Account at December 31, 1998, and the individual and combined results of their operations and the changes in their net assets for the periods described above, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
March 12, 1999


American Enterprise Variable Annuity Account

Notes to Financial Statements

1. Organization

American Enterprise Variable Annuity Account (the Account) was established under
Indiana law on July 15, 1987 and the subaccounts are registered together as a single unit investment trust of American Enterprise Life Insurance Company
(American  Enterprise Life) under the Investment Company Act of 1940, as amended
(the 1940 Act). Operations of the Account commenced on Feb. 21, 1995.

The Account is comprised of various subaccounts. Each subaccount invests exclusively in shares of the following mutual funds (collectively, the Funds), which are registered under the 1940 Act as diversified, open-end management investment companies and have the following investment managers.

Subaccount       Invests exclusively in shares of                            Investment Manager
EVA              AIM V.I. Value Fund                                         A I M Advisors, Inc.
ECR              AXPSM Variable Portfolio - Capital Resource Fund            IDS Life Insurance Company 1
EGD              AXPSM Variable Portfolio -  New Dimensions Fund             IDS Life Insurance Company 1
EMG              AXPSM Variable Portfolio -  Managed Fund                    IDS Life Insurance Company 1
EMS              AXPSM Variable Portfolio -  Cash Management Fund            IDS Life Insurance Company 1
ESI              AXPSM Variable Portfolio -  Bond Fund                       IDS Life Insurance Company 1
EPG              Putnam VT Growth and Income Fund-- Class IB Shares          Putnam Investment Management, Inc.

1 American Express Financial Corporation (AEFC) is the investment advisor.

The assets of each subaccount of the Account are not chargeable with liabilities arising out of the business conducted by any other segregated asset account or by American Enterprise Life.

American Enterprise Life issues the contracts that are distributed by banks and financial institutions either directly or through a network of third-party marketers.

2. Summary of Significant Accounting Policies

Investments in the Funds

Investments in shares of the Funds are stated at market value which is the net asset value per share as determined by the respective Funds. Investment transactions are accounted for on the date the shares are purchased and sold. The cost of investments sold and redeemed is determined on the average cost method. Dividend distributions received from the Funds are reinvested in additional shares of the Funds and are recorded as income by the subaccounts on the ex-dividend date.

Unrealized appreciation or depreciation of investments in the accompanying financial statements represents the subaccounts' share of the Funds' undistributed net investment income, undistributed realized gain or loss and the unrealized appreciation or depreciation on their investment securities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of increase and decrease in net assets from operations during the period. Actual results could differ from those estimates.

Federal Income Taxes

American Enterprise Life is taxed as a life insurance company. The Account is treated as part of American Enterprise Life for federal income tax purposes. Under existing federal income tax law, no income taxes are payable with respect to any investment income of the Account.

3. Mortality and Expense Risk Fee

American Enterprise Life makes contractual assurances to the Account that possible future adverse changes in administrative expenses and mortality experience of the contract owners and annuitants will not affect the Account. The mortality and expense risk fee paid to American Enterprise Life is computed daily and is equal, on an annual basis, to 1.25% of the average daily net assets of the subaccounts.

4. Administrative Charge

American Enterprise Life deducts a daily charge equal, on an annual basis, to 0.15% of the average daily net assets of each subaccount as an administrative charge. This charge covers certain administrative and operating expenses of the subaccounts incurred by American Enterprise Life such as accounting, legal and data processing fees, and expenses involved in the preparation and distribution of reports and prospectuses. This charge cannot be increased.

5. Contract Administrative Charge

American Enterprise Life deducts a contract administrative charge of $30 per year on each contract anniversary. This charge cannot be increased and does not apply after annuity payouts begin. American Enterprise Life does not expect to profit from this charge. This charge reimburses American Enterprise Life for expenses incurred in establishing and maintaining the annuity records. This charge is waived when the contract value is $50,000 or more on the current contract anniversary. The $30 annual charge is deducted at the time of any full surrender.

6. Withdrawal Charge

American Enterprise Life will use a withdrawal charge to help it recover certain expenses relating to the sale of the annuity. The withdrawal charge is deducted for withdrawals up to the first seven payment years following a purchase payment. Charges by American Enterprise Life for withdrawals are not identified on an individual segregated asset account basis. Charges for all segregated asset accounts amounted to $199,062 in 1998 and $79,195 in 1997. Such charges are not treated as a separate expense of the subaccounts. They are ultimately deducted from contract withdrawal benefits paid by American Enterprise Life. This charge is waived if the withdrawal meets certain provisions as stated in the contract.

7. Investment in Shares

The subaccounts' investment in shares of the Funds as of Dec. 31, 1998 were as follows:

Subaccount       Investment                                               Shares       NAV
EVA              AIM V.I. Value Fund                                      91,112    $26.25
ECR              AXPSM Variable Portfolio - Capital Resource Fund        301,499     32.65
EGD              AXPSM Variable Portfolio - New Dimensions Fund           83,670     17.52
EMG              AXPSM Variable Portfolio - Managed Fund                 462,427     18.52
EMS              AXPSM Variable Portfolio - Cash Management Fund         858,872      1.00
ESI              AXPSM Variable Portfolio - Bond Fund                    680,095     11.11
EPG              Putnam VT Growth and Income Fund-- Class IB Shares        9,822     28.75

8. Investment Transactions

The subaccounts' purchases of Funds' shares,  including reinvestment of dividend distributions, were as follows:
                                                                                       Year ended Dec. 31,
Subaccount       Investment                                                            1998            1997
EVA1             AIM V.I. Value Fund                                               $2,077,208        $ 68,804
ECR              AXPSM Variable Portfolio - Capital Resource Fund                   3,205,569       2,325,297
EGD1             AXPSM Variable Portfolio - New Dimensions Fund                     1,222,554          70,723
EMG              AXPSM Variable Portfolio - Managed Fund                            3,919,323       2,585,442
EMS              AXPSM Variable Portfolio - Cash Management Fund                    1,567,312         543,283
ESI              AXPSM Variable Portfolio - Bond Fund                               4,647,272       1,813,929
EPG2             Putnam VT Growth and Income Fund-- Class IB Shares                   269,558              --
                                                                                      -------          ------
                 Combined Variable Account                                        $16,908,796      $7,407,478
1 Operations commenced on Oct. 30, 1997.
2 Operations commenced on Oct. 5, 1998.

9. Year 2000 Issue (unaudited)

The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of American Enterprise Life and the Variable Account. All of the major systems used by the American
Enterprise Life and by the Variable Account are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. American Enterprise
Life's and the Variable Account's businesses are heavily dependent upon AEFC's computer systems and have significant interactions with systems of third parties.

A comprehensive review of AEFC's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year
2000 issue. Steps have been taken to resolve potential problems including modification to existing software and the purchase of new software. AEFC's target date for substantially completing its program of corrective measures on internal business critical systems was Dec. 31, 1998. As of June 30, 1999, AEFC completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. The Year 2000 readiness of unaffiliated investment managers and other third parties whose system failures could have an impact on American Enterprise Life's and the Variable Account's operations continues to be evaluated. The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to AEFC, American Enterprise Life or the Variable Account.

AEFC's Year 2000 project includes establishing Year 2000 contingency plans for all key business units. Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. These plans are being amended to include specific Year 2000 considerations and will continue to be refined throughout 1999 as additional information related to potential Year 2000 exposure is gathered.




American Enterprise Variable Annuity Account

Statements of Net Assets                                                                                       Dec. 31, 1998

                                                                              Segregated Asset Subaccounts

Assets                                                         EVA         ECR              EGD          EMG          EMS
Investments in shares of mutual funds:
   at cost                                                 $2,129,905   $8,367,712      $1,273,181   $ 8,289,853    $858,797
                                                           ----------   ----------      ----------   -----------    --------
   at market value                                         $2,391,678   $9,845,123      $1,465,483   $ 8,564,185    $858,800
Dividends receivable                                                -            -               -             -       3,497
Accounts receivable from American Enterprise Life for
contract purchase payments                                      1,237       12,759           6,154        21,217           -
                                                                -----       ------           -----        ------
Total assets                                                2,392,915    9,857,882       1,471,637     8,585,402     862,297
                                                            ---------    ---------       ---------     ---------     -------

Liabilities
Payable to American Enterprise Life for:
Mortality and expense risk fee                                  2,413       10,405           1,513         8,984         918
Issue and administrative fee                                      290        1,249             182         1,078         110
Payable to mutual funds
for investments purchased                                       1,237        1,105           4,459        11,155       2,469
                                                                -----        -----           -----        ------       -----
Total liabilities                                               3,940       12,759           6,154        21,217       3,497
                                                                -----       ------           -----        ------       -----
Net assets applicable to contracts in
accumulation period                                         2,388,975    9,839,380       1,465,483     8,559,908     858,800
Net assets applicable to contracts in
payment period                                                      -        5,743               -         4,277           -
                                                                 ----        -----            ----         -----        ----
Total net assets                                           $2,388,975   $9,845,123      $1,465,483   $ 8,564,185    $858,800
                                                           ==========   ==========      ==========   ===========    ========
Accumulation units outstanding                              1,778,901    5,163,185       1,108,323     4,684,466     749,301
                                                            ---------    ---------       ---------     ---------     -------
Net asset value per accumulation unit                          $ 1.34       $ 1.91          $ 1.32        $ 1.83      $ 1.15
                                                               ------       ------          ------        ------      ------

                                                                                          Combined
                                                                                          Variable
Assets                                                         ESI          EPG            Account
Investments in shares of mutual funds:
   at cost                                                 $7,944,815    $ 269,558    $ 29,133,821
                                                           ----------    ---------    ------------
   at market value                                         $7,553,609    $ 282,397    $ 30,961,275
Dividends receivable                                           45,255            -          48,752
Accounts receivable from American Enterprise Life for
contract purchase payments                                     16,799        2,714          60,880
                                                               ------        -----          ------
Total assets                                                7,615,663      285,111      31,070,907
                                                            ---------      -------      ----------

Liabilities
Payable to American Enterprise Life for:
Mortality and expense risk fee                                  7,851          237          32,321
Issue and administrative fee                                      942           29           3,880
Payable to mutual funds
for investments purchased                                      53,261        2,714          76,400
                                                               ------        -----          ------
Total liabilities                                              62,054        2,980         112,601
                                                               ------        -----         -------
Net assets applicable to contracts in
accumulation period                                         7,550,694      282,131      30,945,371
Net assets applicable to contracts in
payment period                                                  2,915            -          12,935
                                                                -----         ----          ------
Total net assets                                           $7,553,609    $ 282,131
                                                           ==========    =========
Accumulation units outstanding                              5,688,915      238,893
                                                            ---------      -------
Net asset value per accumulation unit                          $ 1.33       $ 1.18
                                                               ------       ------
See accompanying notes to financial statements.

American Enterprise Variable Annuity Account

Statements of Operations                                                                          Year ended Dec. 31, 1998

                                                                              Segregated Asset Subaccounts

Investment income                                               EVA         ECR            EGD          EMG          EMS
Dividend income from mutual funds                            $104,609     $704,897       $ 4,537     $ 886,695    $ 30,212
                                                             --------     --------       -------     ---------    --------
Expenses:
Mortality and expense risk fee                                 12,205       95,285         8,135        82,016       7,605
Administrative charge                                           1,464       11,434           976         9,842         912
                                                                -----       ------           ---         -----         ---
Total expenses                                                 13,669      106,719         9,111        91,858       8,517
                                                               ------      -------         -----        ------       -----
Investment income (loss) - net                                 90,940      598,178        (4,574)      794,837      21,695
                                                               ------      -------        ------       -------      ------

Realized and unrealized gain (loss) on investments - net
Realized gain (loss) on sales of investments in mutual funds:
Proceeds from sales                                            16,585      297,921        20,854       135,373     967,780
Cost of investments sold                                       16,107      266,065        20,096       129,027     967,779
                                                               ------      -------        ------       -------     -------
Net realized gain (loss) on investments                           478       31,856           758         6,346           1
Net change in unrealized appreciation or
depreciation of investments                                   262,764      957,259       190,924        55,365           3
                                                              -------      -------       -------        ------           -
Net gain (loss) on investments                                263,242      989,115       191,682        61,711           4
                                                              -------      -------       -------        ------           -
Net increase (decrease) in net assets
resulting from operations                                    $354,182   $1,587,293     $ 187,108     $ 856,548    $ 21,699
                                                             ========   ==========     =========     =========    ========


                                                                                        Combined
                                                                                        Variable
Investment income                                               ESI           EPG*       Account
Dividend income from mutual funds                            $415,320          $ -   $ 2,146,270
                                                             --------           --   -----------
Expenses:
Mortality and expense risk fee                                 68,547          367       274,160
Administrative charge                                           8,226           44        32,898
                                                                -----           --        ------
Total expenses                                                 76,773          411       307,058
                                                               ------          ---       -------
Investment income (loss) - net                                338,547         (411)    1,839,212
                                                              -------         ----     ---------

Realized and unrealized gain (loss) on investments - net
Realized gain (loss) on sales of investments in mutual funds:
Proceeds from sales                                            86,664            -     1,525,177
Cost of investments sold                                       89,531            -     1,488,605
                                                               ------          ---     ---------
Net realized gain (loss) on investments                        (2,867)           -        36,572
Net change in unrealized appreciation or
depreciation of investments                                  (378,318)      12,839     1,100,836
                                                             --------       ------     ---------
Net gain (loss) on investments                               (381,185)      12,839     1,137,408
                                                             --------       ------     ---------
Net increase (decrease) in net assets
resulting from operations                                    $(42,638)    $ 12,428   $ 2,976,620
                                                             =========    ========   ===========


*For the period Oct. 5, 1998 (commencement of operations) to Dec. 31, 1998.
See accompanying notes to financial statements.

American Enterprise Variable Annuity Account

Statements of Changes in Net Assets                                                                 Year ended Dec. 31, 1998

                                                                              Segregated Asset Subaccounts

Operations                                                      EVA         ECR              EGD          EMG          EMS
Investment income (loss) - net                               $ 90,940     $598,178        $ (4,574)    $ 794,837    $ 21,695
Net realized gain (loss) on investments                           478       31,856             758         6,346           1
Net change in unrealized appreciation or
depreciation of investments                                   262,764      957,259         190,924        55,365           3
                                                              -------      -------         -------        ------           -
Net increase (decrease) in net assets
resulting from operations                                     354,182    1,587,293         187,108       856,548      21,699
                                                              -------    ---------         -------       -------      ------

Contract transactions
Contract purchase payments                                  1,616,894    3,114,006       1,111,110     3,376,704     691,275
Net transfers**                                               381,890     (245,243)        126,930       (21,220)    (85,043)
Annuity payments                                                    -         (385)              -          (118)          -
Contract terminations:
Surrender benefits and contract charges                       (25,796)    (529,563)        (25,802)     (335,067)    (28,396)
Death benefits                                                 (5,952)     (21,950)         (5,911)      (25,390)          -
                                                               ------      -------          ------       -------      ------
Increase (decrease) from contract transactions              1,967,036    2,316,865       1,206,327     2,994,909     577,836
                                                            ---------    ---------       ---------     ---------     -------

Net assets at beginning of year                                67,757    5,940,965          72,048     4,712,728     259,265
                                                               ------    ---------          ------     ---------     -------
Net assets at end of year                                  $2,388,975   $9,845,123      $1,465,483   $ 8,564,185    $858,800
                                                           ----------   ----------      ----------   -----------    --------

Accumulation unit activity
Units outstanding at beginning of year                         65,875    3,812,754          68,572     2,944,208     231,256
Contracts purchase payments                                 1,418,576    1,848,700         965,321     2,000,537     635,551
Net transfers**                                               327,920     (146,994)        108,613       (16,062)    (79,775)
Contract terminations:
Surrender benefits and contract charges                       (28,544)    (338,414)        (29,255)     (229,369)    (37,731)
Death benefits                                                 (4,926)     (12,861)         (4,928)      (14,848)          -
                                                               ------      -------          ------       -------
Units outstanding at end of year                            1,778,901    5,163,185       1,108,323     4,684,466     749,301
                                                            =========    =========       =========     =========     =======


                                                                                          Combined
                                                                                          Variable
Operations                                                      ESI          EPG*          Account
Investment income (loss) - net                               $338,547       $ (411)    $ 1,839,212
Net realized gain (loss) on investments                        (2,867)           -          36,572
Net change in unrealized appreciation or
depreciation of investments                                  (378,318)      12,839       1,100,836
                                                             --------       ------       ---------
Net increase (decrease) in net assets
resulting from operations                                     (42,638)      12,428       2,976,620
                                                              -------       ------       ---------

Contract transactions
Contract purchase payments                                  4,304,628      217,969      14,432,586
Net transfers**                                               243,040       53,032         453,386
Annuity payments                                                  (74)           -            (577)
Contract terminations:
Surrender benefits and contract charges                      (297,229)      (1,298)     (1,243,151)
Death benefits                                                (28,304)           -         (87,507)
                                                              -------         ----         -------
Increase (decrease) from contract transactions              4,222,061      269,703      13,554,737
                                                            ---------      -------      ----------

Net assets at beginning of year                             3,374,186            -      14,426,949
                                                            ---------        -----      ----------
Net assets at end of year                                  $7,553,609    $ 282,131    $ 30,958,306
                                                           ----------    ---------    ------------

Accumulation unit activity
Units outstanding at beginning of year                      2,543,718            -
Contracts purchase payments                                 3,245,320      194,565
Net transfers**                                               183,324       45,511
Contract terminations:
Surrender benefits and contract charges                      (262,248)      (1,183)
Death benefits                                                (21,199)           -
                                                              -------        -----
Units outstanding at end of year                            5,688,915      238,893
                                                            =========      =======

 *For the period Oct. 5, 1998 (commencement of operations) to Dec. 31, 1998.
**Includes transfer activity from (to) other subaccounts and transfers from (to)
  American  Enterprise Life's fixed account.

See accompanying  notes to financial statements.

American Enterprise Variable Annuity Account

Statements of Changes in Net Assets                                                               Year ended Dec. 31, 1997

                                                                              Segragated Asset Subaccount

Operations                                                   EVA*           ECR          EGD*           EMG           EMS
Investment income (loss) - net                             $ 1,408      $ 89,908         $ (27)    $ 375,811      $ 10,527
Net realized gain (loss) on investments                          -         8,855             -         9,422             -
Net change in unrealized appreciation or
depreciation of investments                                   (991)      780,121         1,378       110,879            (2)
                                                              ----       -------         -----       -------            --
Net increase (decrease) in net assets
resulting from operations                                      417       878,884         1,351       496,112        10,525
                                                               ---       -------         -----       -------        ------

Contract transactions
Contract purchase payments                                  66,156     2,409,335        70,697     2,390,284       327,812
Net transfers**                                              1,184       (33,041)            -       (72,853)     (234,808)
Annuity payments                                                 -          (138)            -             -             -
Contract terminations:
Surrender benefits and contract charges                          -      (297,350)            -      (192,773)     (100,987)
Death benefits                                                   -        (5,701)            -        (7,254)            -
                                                               ---        ------           ---        ------           ---
Increase (decrease) from contract transactions              67,340     2,073,105        70,697     2,117,404        (7,983)
                                                            ------     ---------        ------     ---------        ------
Net assets at beginning of year                                  -     2,988,976             -     2,099,212       256,723
                                                              ----     ---------         -----     ---------       -------
Net assets at end of year                                 $ 67,757    $5,940,965      $ 72,048    $4,712,728      $259,265
                                                          --------    ----------      --------    ----------      --------

Accumulation unit activity
Units outstanding at beginning of year                           -     2,350,045             -     1,545,535       240,823
Contract purchase payments                                  64,716     1,696,748        68,572     1,581,579       302,938
Net transfers**                                              1,159       (18,567)            -       (49,221)     (215,723)
Contract terminations:
Surrender benefits  and contract charges                         -      (211,339)            -      (128,743)      (96,782)
Death benefits                                                   -        (4,133)            -        (4,942)            -
                                                              ----        ------          ----        ------          ----
Units outstanding at end of year                            65,875     3,812,754        68,572     2,944,208       231,256
                                                            ======     =========        ======     =========       =======

Statements of Changes in Net Assets

                                                                        Combined
                                                                        Variable
Operations                                                ESI            Account
Investment income (loss) - net                           $ 206,530     $ 684,157
Net realized gain (loss) on investments                        956        19,233
Net change in unrealized appreciation or
depreciation of investments                                (31,454)      859,931
                                                           -------       -------
Net increase (decrease) in net assets
resulting from operations                                  176,032     1,563,321
                                                           -------     ---------

Contract transactions
Contract purchase payments                               1,670,135     6,934,419
Net transfers**                                            (29,630)     (369,148)
Annuity payments                                                 -          (138)
Contract terminations:
Surrender benefits and contract charges                   (139,046)     (730,156)
Death benefits                                              (6,105)      (19,060)
                                                            ------       -------
Increase (decrease) from contract transactions           1,495,354     5,815,917
                                                         ---------     ---------
Net assets at beginning of year                          1,702,800     7,047,711
                                                         ---------     ---------
Net assets at end of year                               $3,374,186   $14,426,949
                                                        ----------   -----------

Accumulation unit activity
Units outstanding at beginning of year                   1,377,190
Contract purchase payments                               1,304,174
Net transfers**                                            (24,030)
Contract terminations:
Surrender benefits  and contract charges                  (108,787)
Death benefits                                              (4,829)
                                                            ------
Units outstanding at end of year                         2,543,718
                                                         =========


 *For the period Oct. 30, 1997 (commencement of operations) to Dec. 31, 1997.
**Includes transfer activity from (to) other subaccounts and transfers from (to)
  American  Enterprise Life's fixed account.

See accompanying  notes to financial statements.

Report of Independent Auditors

The Board of Directors
American Enterprise Life Insurance Company


We have audited the accompanying balance sheets of American Enterprise Life Insurance Company (a wholly owned subsidiary of IDS Life Insurance Company) as of December 31, 1998 and 1997, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Enterprise Life Insurance Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




/s/ Ernst & Young LLP
Ernst & Young LLP
February 4, 1999
Minneapolis, Minnesota



                                AMERICAN ENTERPRISE LIFE INSURANCE COMPANY
                                              BALANCE SHEETS
                                               December 31,
                                   ($ thousands, except share amounts)

ASSETS                                                                                  1998              1997
------                                                                             - -----------    -  -------

Investments:
  Fixed maturities:
        Held to maturity, at amortized cost (fair value:
           1998, $1,126,732 ; 1997, $1,223,108)                                         $1,081,193       $1,186,682
        Available for sale, at fair value (amortized cost:
           1998, $2,526,712; 1997, $2,609,621)                                           2,594,858        2,685,799
                                                                                       -----------      -----------
                                                                                         3,676,051        3,872,481

  Mortgage loans on real estate                                                            815,806          738,052
  Other investments                                                                         12,103           16,024
                                                                                     -------------    -------------
          Total investments                                                              4,503,960        4,626,557

Accounts receivable                                                                            214              563
Accrued investment income                                                                   61,740           59,588
Deferred policy acquisition costs                                                          196,479          224,501
Other assets                                                                                    43              117
Separate account assets                                                                    123,185           62,087
                                                                                      ------------    -------------

          Total assets                                                                  $4,885,621       $4,973,413
                                                                                        ==========       ==========

LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Future policy benefits for fixed annuities                                            $4,166,852       $4,343,213
  Policy claims and other policyholders' funds                                               7,389           11,328
  Deferred income taxes                                                                     23,199           35,601
  Amounts due to brokers                                                                    54,347           34,935
  Other liabilities                                                                         24,500           16,905
  Separate account liabilities                                                             123,185           62,087
                                                                                       -----------     ------------
          Total liabilities                                                              4,399,472        4,504,069

Stockholder's equity:
  Capital stock, $100 par value per share;
    100,000 shares authorized,
    20,000 shares issued and outstanding                                                     2,000            2,000
  Additional paid-in capital                                                               282,872          282,872
  Accumulated other comprehensive income:
     Net unrealized securities gains                                                        44,295           49,516
  Retained earnings                                                                        156,982          134,956
                                                                                      ------------     ------------
          Total stockholder's equity                                                       486,149          469,344
                                                                                      ------------     ------------

Total liabilities and stockholder's equity                                              $4,885,621       $4,973,413
                                                                                        ==========       ==========

                                         See accompanying notes.




                                AMERICAN ENTERPRISE LIFE INSURANCE COMPANY
                                           STATEMENTS OF INCOME
                                         Years ended December 31,
                                              ($ thousands)

                                                                       1998              1997             1996
                                                                 ---   ------      ---   ------     ---   ----

Revenues:
  Net investment income                                               $340,219          $332,268         $271,719
  Contractholder charges                                                 6,387             5,688            5,450
  Mortality and expense risk fees                                        1,275               641              303
  Net realized loss on investments                                      (4,788)             (509)          (5,258)
                                                                    ----------        ----------      -----------

          Total revenues                                               343,093           338,088          272,214
                                                                     ---------         ---------       ----------

Benefits and expenses:
  Interest credited on investment contracts                            228,533           231,437          191,672
  Amortization of deferred policy acquisition costs                     53,663            36,803           30,674
  Other operating expenses                                              24,476            24,890           14,133
                                                                    ----------        ----------         --------

          Total benefits and expenses                                  306,672           293,130          236,479
                                                                     ---------         ---------          -------

Income before income taxes                                              36,421            44,958           35,735

Income taxes                                                            14,395            16,645           12,912
                                                                    ----------        ----------        ---------

Net income                                                           $  22,026         $  28,313         $ 22,823
                                                                     =========         =========         ========

                                         See accompanying notes.



                                AMERICAN ENTERPRISE LIFE INSURANCE COMPANY
                                    STATEMENTS OF STOCKHOLDER'S EQUITY
                                   Three years ended December 31, 1998
($ thousands)
                                                                                               Accumulated Other
                                                                                                 Comprehensive
                                                         Total                    Additional
                                                     Stockholder's    Capital      Paid-In          Income,         Retained
                                                         Equity        Stock       Capital        Net of Tax        Earnings

Balance, December 31, 1995                               $296,816       $2,000       $177,872        $ 33,124         $83,820
Comprehensive income:
     Net income                                            22,823           --             --              --          22,823
      Unrealized holding losses arising
           during the year, net of  taxes of
        $12,282                                           (22,810)          --             --         (22,810)             --
      Reclassification adjustment for losses
           included in net income, net of tax
           of $(1,093)                                      2,029           --             --           2,029              --
                                                                                               -------------------
                                                    -----------------
     Other comprehensive loss                             (20,781)          --             --         (20,781)             --
                                                    -----------------
     Comprehensive income                                   2,042
Capital contribution from parent                           65,000           --         65,000              --              --
                                                    ---------------------------------------------------------------------------

Balance, December 31, 1996                                363,858        2,000        242,872          12,343         106,643
Comprehensive income:
     Net income                                            28,313           --             --              --          28,313
     Unrealized holding gains arising
          during the year, net of taxes of
       $(19,891)                                           36,940           --             --          36,940              --
       Reclassification adjustment for losses
           included in net income, net of tax
           of $(126)                                          233           --             --             233              --
                                                                                               -------------------
                                                    -----------------
     Other comprehensive income                            37,173           --             --          37,173              --
                                                    -----------------
     Comprehensive income                                  65,486
Capital contribution from parent                           40,000                      40,000
                                                    ---------------------------------------------------------------------------

Balance, December 31, 1997                                469,344        2,000        282,872          49,516         134,956
Comprehensive income:
     Net income                                            22,026           --             --              --          22,026
     Unrealized holding losses arising
         during the year, net of taxes of $3,400           (6,314)          --             --          (6,314)             --
     Reclassification adjustment for losses
          included in net income, net of tax                1,093
          of $(588)                                                         --             --           1,093              --
                                                    -----------------                          -------------------
                                                                                               -------------------
     Other comprehensive loss                              (5,221)          --             --          (5,221)             --
                                                    -----------------
                                                    -----------------
     Comprehensive income                                  16,805
                                                    ---------------------------------------------------------------------------

Balance, December 31, 1998                               $486,149       $2,000       $282,872         $44,295        $156,982
                                                    ===========================================================================


                                         See accompanying notes.


                                AMERICAN ENTERPRISE LIFE INSURANCE COMPANY
                                         STATEMENTS OF CASH FLOWS
                                         Years ended December 31,
                                              ($ thousands)
                                                                                1998              1997             1996__
                                                                          -   --------      -   --------         --------
Cash flows from operating activities:
  Net income                                                                 $   22,026        $   28,313        $   22,823
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Change in accrued investment income                                        (2,152)           (8,017)           (9,692)
      Change in accounts receivable                                                 349             9,304                --
      Change in deferred policy acquisition costs, net                           28,022           (21,276)          (32,651)
      Change in other assets                                                         74             4,840           (10,007)
      Change in policy claims and other policyholders' funds                     (3,939)          (16,099)           15,786
      Deferred income tax (benefit) provision                                    (9,591)           (2,485)            5,084
      Change in other liabilities                                                 7,595             1,255             8,621
      Amortization of premium (accretion of discount), net                          122            (2,316)           (2,091)
      Net realized loss on investments                                            4,788               509             5,258
      Other, net                                                                  2,544               959              (129)
                                                                          -------------         ---------         ----------

         Net cash provided by (used in) operating activities                     49,838            (5,013)            3,002

Cash flows from investing activities: Fixed maturities held to maturity:
        Purchases                                                                    --            (1,996)          (16,967)
        Maturities                                                               73,601            41,221            26,190
        Sales                                                                    31,117            30,601            27,944
    Fixed maturities available for sale:
        Purchases                                                              (298,885)         (688,050)         (921,914)
        Maturities                                                              335,357           231,419           212,212
        Sales                                                                    48,492            73,366            47,542
    Other investments:
        Purchases                                                              (161,252)         (199,593)         (212,182)
        Sales                                                                    78,681            29,139            19,850
    Change in amounts due to brokers                                             19,412           (53,796)           88,568
                                                                             ----------        -----------       ----------

          Net cash provided by (used in) investing activities                   126,523          (537,689)         (728,757)

Cash flows from financing activities: Activity related to investment contracts:
    Considerations received                                                     302,158           783,339           846,378
    Surrenders and other benefits                                              (707,052)         (552,903)         (312,362)
    Interest credited to account balances                                       228,533           231,437           191,672
  Change in securities sold under repurchase agreements                              --                --           (67,000)
  Capital contribution from parent                                                     --          40,000            65,000
                                                                          ---------------      ----------         ---------

          Net cash (used in) provided by financing activities                  (176,361)          501,873           723,688
                                                                             -----------        ---------          --------

Net decrease in cash and cash equivalents                                            --           (40,829)           (2,067)

Cash and cash equivalents at beginning of year                                         --          40,829            42,896
                                                                          ---------------      ----------         ---------

Cash and cash equivalents at end of year                                  $          --     $          --        $   40,829
                                                                          ==============    ==============       ==========

                                         See accompanying notes.


1.   Summary of significant accounting policies

     Nature of business

     American Enterprise Life Insurance Company (the Company) is a stock life insurance company that is domiciled in Indiana and is licensed to transact insurance business in 48 states. The Company's principal product is deferred annuities, which are issued primarily to individuals. It offers single premium and annual premium deferred annuities on both a fixed and variable dollar basis.
     Immediate annuities are offered as well.

     Basis of presentation

     The Company is a wholly owned subsidiary of IDS Life Insurance Company (IDS
     Life), which is a wholly owned subsidiary of American Express Financial Corporation (AEFC). AEFC is a wholly owned subsidiary of American Express Company. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which vary in certain respects from reporting practices prescribed or permitted by the Indiana Department of Insurance (see Note 4).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Investments

     Fixed maturities that the Company has both the positive intent and the ability to hold to maturity are classified as held to maturity and carried at amortized cost. All other fixed maturities are classified as available for sale and carried at fair value. Unrealized gains and losses on securities classified as available for sale are reported as a separate component of accumulated other comprehensive income, net of deferred income taxes.

     Realized investment gain or loss is determined on an identified cost basis.

     Prepayments are anticipated on certain investments in mortgage-backed securities in determining the constant effective yield used to recognize interest income. Prepayment estimates are based on information received from brokers who deal in mortgage-backed securities.

     Mortgage loans on real estate are carried at amortized cost less an allowance for mortgage loan losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

     Impairment of mortgage loans is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in an allowance for mortgage loan losses. The allowance for mortgage loan losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the allowance account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the allowance for mortgage loan losses.

     The Company generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

     The cost of interest rate caps and floors is amortized to investment income over the life of the contracts and payments received as a result of these agreements are recorded as investment income when realized. The amortized cost of interest rate caps and floors is included in other investments.

     When evidence  indicates a decline,  which is other than temporary,  in the
     underlying  value  or  earning  power  of  individual   investments,   such
     investments are written down to the fair value by a charge to income.

     Statements of cash flows

     The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.

     Supplementary information to the statements of cash flows for the years ended December 31, is summarized as follows:

                                         1998          1997             1996
                                         ----          -----            ----
    Cash paid during the year for:
      Income taxes                       $19,035      $19,456           $10,317
      Interest on borrowings               5,437        1,832               998

     Contractholder charges

     Contractholder   charges  include  surrender  charges  and  fees  collected regarding the issue and administration of annuity contracts.

     Deferred policy acquisition costs

     The costs of acquiring new business, principally sales compensation, policy issue costs, and certain sales expenses, have been deferred on annuity contracts. These costs are amortized using primarily the interest method.

     Liabilities for future policy benefits

     Liabilities for deferred annuities are accumulation values. Liabilities for fixed annuities in a benefit status are based on the established industry mortality tables with various interest rates ranging from 5.5 percent to
     8.75 percent, depending on year of issue.

     Federal income taxes

     The Company's taxable income is included in the consolidated federal income tax return of American Express Company. The Company provides for income taxes on a separate return basis, except that, under an agreement between AEFC and American Express Company, tax benefit is recognized for losses to the extent they can be used on the consolidated tax return. It is the policy of AEFC and its subsidiaries that AEFC will reimburse subsidiaries for all tax benefits.

     Included in other liabilities at December 31, 1998 and 1997 are $3,504 payable to and $1,289, receivable from , respectively, IDS Life for federal income taxes.

     Separate account business

     The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity contract owners. The Company receives mortality and expense risk fees from the variable annuity separate accounts.

     The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities that are in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

     Accounting Changes

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the reporting and display of comprehensive income and its components. Comprehensive income is defined as the aggregate change in stockholder's equity excluding changes in ownership interests. For the Company, it is net income and the unrealized gains or losses on available-for-sale securities net of taxes and reclassification adjustment.

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for Costs of Computer Software Developed or obtained for Internal Use." The SOP, which is effective January 1, 1999, requires the capitalization of certain costs incurred after the date of adoption to develop or obtain software for internal use. Software utilized by the Company is owned by AEFC and will be capitalized on AEFC's financial statements. As a result, the new rule will not have a material impact on the Company's results of operations or financial condition.

     In December 1997, the AICPA issued SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", providing guidance for the timing of recognition of liabilities related to guaranty fund assessments. The Company will adopt the SOP on January 1, 1999. The Company has historically carried a balance in other liabilities on the balance sheet for potential guaranty fund assessment exposure. Adoption of the SOP will not have a material impact on the Company's results of operations or financial condition

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective January 1, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Earlier application of all of the provisions of this Statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of the Statement. This Statement cannot be applied retroactively. The ultimate financial impact of the new rule will be measured based on the derivatives in place at adoption and cannot be estimated at this time.

     Reclassification

     Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

2.   Investments

     Fair values of investments in fixed maturities represent quoted market prices and estimated values when quoted prices are not available. Estimated values are determined by established procedures involving, among other things, review of market indices, price levels of current offerings of comparable issues, price estimates and market data from independent brokers and financial files.

     The amortized cost, gross unrealized gains and losses and fair value of investments in fixed maturities at December 31, 1998 are as follows:


                                                                       Gross            Gross
                                                    Amortized       Unrealized       Unrealized          Fair
    Held to maturity                                  Cost              Gains          Losses            Value
    ----------------                             --------------   ----  -------        ------       ---- -----
    U.S. Government agency obligations            $       8,652     $      423      $        --      $      9,075
    State and municipal obligations                       3,003            149               --             3,152
    Corporate bonds and obligations                     877,140         48,822            6,670           919,292
    Mortgage-backed securities                          192,398          2,844               29           195,213
                                                   ------------     ----------       ----------       -----------
                                                     $1,081,193       $ 52,238          $ 6,699        $1,126,732
                                                     ==========       ========          =======        ==========

    Available for sale
    U.S. Government agency obligations            $       2,062    $       116      $        --      $      2,178
    Corporate bonds and obligations                   1,472,814         69,990           34,103         1,508,701
    Mortgage-backed securities                        1,051,836         32,232               89         1,083,979
                                                    -----------     ----------      -----------         ---------
                                                     $2,526,712       $102,338          $34,192        $2,594,858
                                                     ==========       ========          =======        ==========

     The amortized cost, gross unrealized gains and losses and fair value of investments in fixed maturities at December 31, 1997 are as follows:

                                                                       Gross            Gross
                                                    Amortized       Unrealized       Unrealized          Fair
    Held to maturity                                  Cost              Gains           Losses           Value
    ----------------                             --------------   ----  -------    --   ------      ---- -----
    U.S. Government agency obligations             $     11,120      $     710      $        --      $     11,830
    State and municipal obligations                       3,003            173               --             3,176
    Corporate bonds and obligations                     970,498         38,176            2,763         1,005,911
    Mortgage-backed securities                          202,061          1,497            1,367           202,191
                                                   ------------      ---------          -------       -----------
                                                     $1,186,682        $40,556           $4,130        $1,223,108
                                                     ==========        =======           ======        ==========

    Available for sale
    U.S. Government agency obligations            $       2,077    $        13       $       --      $      2,090
    Corporate bonds and obligations                   1,273,217         52,207            8,020         1,317,404
    Mortgage-backed securities                        1,334,327         33,017            1,039         1,366,305
                                                    -----------       --------          -------        ----------
                                                     $2,609,621        $85,237           $9,059        $2,685,799
                                                     ==========        =======           ======        ==========


     The amortized cost and fair value of investments in fixed maturities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Amortized            Fair
    Held to maturity                       Cost             Value

    Due in one year or less            $     33,208      $     33,499
    Due from one to five years              215,010           227,139
    Due from five to ten years              539,917           562,708
    Due in more than ten years              100,660           108,173
    Mortgage-backed securities              192,398           195,213
                                       ------------      ------------
                                         $1,081,193        $1,126,732

                                        Amortized            Fair
    Available for sale                     Cost             Value

    Due in one year or less          $          350    $          358
    Due from one to five years               96,412           101,441
    Due from five to ten years              981,556         1,021,961
    Due in more than ten years              396,558           387,119
    Mortgage-backed securities            1,051,836         1,083,979
                                          ---------         ---------
                                         $2,526,712        $2,594,858

     During the years ended December 31, 1998, 1997 and 1996, fixed maturities classified as held to maturity were sold with amortized cost of $31,117, $29,561 and $27,969, respectively. Net gains and losses on these sales were not significant. The sales of these fixed maturities were due to significant deterioration in the issuers' creditworthiness.

     In addition, fixed maturities available for sale were sold during 1998 with proceeds of $48,492 and gross realized gains and losses of $2,835 and $4,516, respectively. Fixed maturities available for sale were sold during 1997 with proceeds of $73,366 and gross realized gains and losses of $1,081 and $1,440, respectively. Fixed maturities available for sale were sold during 1996 with proceeds of $47,542 and gross realized gains and losses of $17 and $3,139, respectively.

     At December 31, 1998, bonds carried at $3,292 were on deposit with various states as required by law.

     At December 31, 1998, investments in fixed maturities comprised 82 percent of the Company's total invested assets. These securities are rated by Moody's and Standard & Poor's (S&P), except for securities carried at approximately $480 million which are rated by AEFC internal analysts using criteria similar to Moody's and S&P. A summary of investments in fixed maturities, at amortized cost, by rating on December 31 is as follows:

           Rating                         1998             1997
    ----------------------         --   --------     --  ------
    Aaa/AAA                            $1,242,301        $1,531,588
    Aa/AA                                  45,526            34,167
    Aa/A                                   60,019            69,775
    A/A                                   422,725           421,733
    A/BBB                                 228,656           222,022
    Baa/BBB                             1,030,874           954,962
    Baa/BB                                 79,687            84,053
    Below investment grade                498,117           478,003
                                     ------------      ------------
                                       $3,607,905        $3,796,303

     At December 31, 1998, approximately 94 percent of the securities rated Aaa/AAA are GNMA, FNMA and FHLMC mortgage-backed securities. No holdings of any other issuer are greater than one percent of the Company's total investments in fixed maturities.

     At December 31, 1998, approximately 18 percent of the Company's invested assets were mortgage loans on real estate. Summaries of mortgage loans by region of the United States and by type of real estate are as follows:


                                               December 31, 1998                        December 31, 1997
                                            -----------------------                  ---------------------
                                          On Balance         Commitments         On Balance         Commitments
    Region                                   Sheet           to Purchase           Sheet            to Purchase
    South Atlantic                          $198,552            $    651          $186,714             $  9,199
    Middle Atlantic                          129,284                 520           128,239               10,167
    East North Central                       134,165               2,211           125,018                6,294
    Mountain                                 113,581                  --            94,061               11,620
    West North Central                       119,380               9,626            96,701               11,135
    New England                               46,103                  --            50,932                   --
    Pacific                                   43,706                  --            33,052                   --
    West South Central                        32,086                  --            19,573                   --
    East South Central                         7,449                  --             7,480                   --
                                           ---------        ------------         ---------         ------------
                                             824,306              13,008           741,770               48,415
    Less allowance for losses                  8,500                  --             3,718                   --
                                          ----------        ------------        ----------         ------------
                                            $815,806             $13,008          $738,052              $48,415
                                            ========             =======          ========              =======


                                               December 31, 1998                       December 31, 1997
                                              -------------------                     -------------------
                                          On Balance         Commitments         On Balance         Commitments
              Property type                  Sheet            to Purchase          Sheet            to Purchase
    Department/retail stores                $253,380          $     781           $242,307            $  9,683
    Apartments                               186,030              2,211            189,752              10,167
    Office buildings                         206,285              9,496            169,177               7,262
    Industrial buildings                      82,857                520             60,195              17,430
    Hotels/Motels                             45,552                 --             33,508                  --
    Medical buildings                         33,103                 --             30,103               3,873
    Nursing/retirement homes                   6,731                 --              9,552                  --
    Mixed Use                                 10,368                 --              7,176                  --
                                          ----------       ------------        -----------        ------------
                                             824,306             13,008            741,770              48,415
    Less allowance for losses                  8,500                 --              3,718                  --
                                         -----------        -----------        -----------         -----------
                                            $815,806            $13,008           $738,052             $48,415
                                            ========            =======           ========             =======

     Mortgage loan fundings are restricted by state insurance regulatory authorities to 80 percent or less of the market value of the real estate at the time of origination of the loan. The Company holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreement. Commitments to purchase mortgages are made in the ordinary course of business. The fair value of the mortgage commitments is $nil.

     At December 31, 1998, the Company's recorded investment in impaired loans was $1,932 with an allowance of $500. At December 31, 1997, the Company's recorded investment in impaired loans was $4,443 with an allowance of $718. During 1998 and 1997, the average recorded investment in impaired loans was $2,736 and $6,473, respectively.

     The Company recognized $251, $nil and $nil of interest income related to impaired loans for the years ended December 31, 1998, 1997 and 1996, respectively.

     The following table presents changes in the allowance for investment losses related to all loans:


                                                                      1998             1997              1996
                                                                -     ----       -     ----        -     ----
    Balance, January 1                                                $3,718           $2,370         $      --
    Provision for investment losses                                    4,782            1,805             2,370
    Loan payoffs                                                          --             (457)               --
                                                                  ----------          -------         ---------
    Balance, December 31                                              $8,500           $3,718            $2,370
                                                                      ======           ======            ======

     Net investment income for the years ended December 31 is summarized as follows:

                                                                     1998              1997             1996
                                                                -    -----       --    -----       -    ----
    Interest on fixed maturities                                     $285,260         $278,736          $230,559
    Interest on mortgage loans                                         65,351           55,085            41,010
    Interest on cash equivalents                                          137              704             1,402
    Other                                                              (2,493)           1,544             1,194
                                                                   -----------   -------------       -----------
                                                                      348,255          336,069           274,165
    Less investment expenses                                            8,036            3,801             2,446
                                                                  -----------      -----------       -----------
                                                                     $340,219         $332,268          $271,719
                                                                     ========         ========          ========


     Net realized gain (loss) on investments for the years ended December 31 is summarized as follows:

                                1998              1997             1996
                          --    ----       --     ----       --    ----
    Fixed maturities          $    863          $ 1,638           $(2,888)
    Mortgage loans              (4,816)          (1,348)           (2,370)
    Other investments             (835)            (799)               --
                              --------           ------        ----------
                               $(4,788)         $  (509)          $(5,258)
                               =======          =======           =======

     Changes in net unrealized appreciation (depreciation) of investments for the years ended December 31 are summarized as follows:

                                                                      1998              1997             1996
                                                                --    ----       --     ----       --    ----
    Fixed maturities available for sale                              $(8,032)         $57,188          $(31,970)


3.    Income taxes

     The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies.

     The income tax expense (benefit) for the years ended December 31, consists of the following:

                                     1998              1997             1996
                               --    ----       --     ----       --    ----
    Federal income taxes:
      Current                      $ 23,227          $17,668            $7,124
      Deferred                       (9,591)          (2,485)            5,084
                                  ---------         --------           -------
                                     13,636           15,183            12,208

    State income taxes-current          759            1,462               704
                                -----------        ---------          --------
    Income tax expense             $ 14,395          $16,645           $12,912
                                   ========          =======           =======

     Increases (decreases) to the federal income tax provision applicable to pretax income based on the statutory rate, for the years ended December 31, are attributable to:


                                                           1998                      1997                     1996
                                                       -----------                --------                  -------
                                               Provision      Rate      Provision    Rate        Provision    Rate
     Federal income taxes based
       on the statutory rate                    $13,972     35.0%         $15,735    35.0%        $12,507    35.0%
     Increases (decreases) are attributable to :
         Tax-excluded interest                      (35)    (0.1)             (41)   (0.1)            (53)   (0.1)
           State tax, net of federal benefit        493      1.2              956     2.1             459     1.3
     Other, net                                     (35)       --              (5)       --            (1)          --
                                                 ------    ------         -------    ------        ------       ------
Federal income taxes                            $14,395     36.1%         $16,645    37.0%        $12,912    36.2%
                                                =======     ====          =======    ====         =======    ====


     Significant components of the Company's deferred income tax assets and liabilities as of December 31 are as follows:

    Deferred income tax assets:                   1998              1997
                                                --------         -------
    Policy reserves                               $51,298           $54,468
    Other                                           2,214             1,736
                                                ---------           -------
         Total deferred income tax assets          53,512            56,204
                                                 --------            ------

    Deferred income tax liabilities:
    Deferred policy acquisition costs              52,908            63,630
    Investments                                    23,803            28,175
                                                 --------            ------
         Total deferred income tax liabilities    _76,711            91,805
                                                  -------          --------
         Net deferred income tax liabilities      $23,199           $35,601
                                                  =======           =======

     The Company is required to establish a valuation allowance for any portion of the deferred income tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred income tax assets and, therefore, no such valuation allowance has been established.

4.   Stockholder's equity

     Retained earnings available for distribution as dividends to IDS Life are limited to the Company's surplus as determined in accordance with accounting practices prescribed by state insurance regulatory authorities. Statutory unassigned surplus aggregated $45,716 and $17,392 as of December 31, 1998 and 1997, respectively. In addition, dividends in excess of $37,902 would require approval by the Insurance Department of the state of Indiana.

     Statutory net income and stockholder's equity as of December 31, are summarized as follows:

                                       1998              1997             1996
                                     --------         ---------        -------
    Statutory net income              $ 37,902        $   23,589     $    9,138
    Statutory stockholder's equity     330,588           302,264        250,975

5.   Related party transactions

     On December 31, 1998, the Company purchased interest rate floors from IDS Life and entered into an interest rate swap with IDS Life to manage its exposure to interest rate risk. The interest rate floors had a carrying amount of $6,651 and $8,400 at December 31, 1998 and 1997, respectively. The interest rate swap is an off balance sheet transaction.

     The Company has no employees. Charges by IDS Life for services and use of other joint facilities aggregated $28,482, $24,535 and $17,936 for the years ended December 31, 1998, 1997 and 1996, respectively. Certain of these costs are included in deferred policy acquisition costs.

6.   Lines of credit

     The Company has an available line of credit with AEFC aggregating $50,000. The rate for the line of credit is the parent's cost of funds, established by reference to various indices plus 20 to 45 basis points, depending on the term. There were no borrowings outstanding under this agreement at December 31, 1998 or 1997.

7.   Derivative financial instruments

     The Company enters into transactions involving derivative financial instruments to manage its exposure to interest rate risk, including hedging specific transactions. The Company does not hold derivative instruments for trading purposes. The Company manages risks associated with these instruments as described below.

     Market risk is the possibility that the value of the derivative financial instruments will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate. The Company is not impacted by market risk related to derivatives held for non-trading purposes beyond that inherent in cash market transactions. Derivatives are largely used to manage risk and, therefore, the cash flow and income effects of the derivatives are inverse to the effects of the underlying transactions.

     Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. The Company monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, and requiring collateral, where appropriate. A vast majority of the Company's counterparties are rated A or better by Moody's and Standard & Poor's.

     Credit risk related to interest rate caps and floors is measured by replacement cost of the contracts. The replacement cost represents the fair value of the instruments.

     The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts are not recorded on the balance sheet. Notional amounts far exceed the related credit exposure.

     The Company's holdings of derivative financial instruments are as follows:


                                 Notional         Carrying            Fair         Total Credit
    December 31, 1998             Amount            Amount            Value          Exposure
    -----------------             ------       -    ------      --    -----          --------
      Assets:
        Interest rate caps      $   900,000         $  5,452         $  1,518          $  1,518
        Interest rate floors      1,000,000            6,651           17,798            17,798
        Interest rate swaps       1,000,000               --               --                --
                                               -------------     ------------     -------------
                                                     $12,103          $19,316           $19,316
                                          =          =======          =======           =======


7.   Derivative financial instruments (continued)

                                                  Notional         Carrying            Fair         Total Credit
    December 31, 1997                              Amount            Amount            Value           Exposure
    -----------------                         -    ------       --   ------      --    -----       --  --------
      Assets:
        Interest rate caps                       $   900,000         $  7,624         $  5,340          $  5,340
        Interest rate floors                       1,000,000            8,400            8,400             8,400
        Interest rate swaps                        1,000,000               --               --                --
                                                                -------------     ------------      ------------
                                                                      $16,024          $13,740           $13,740
                                                                      =======          =======           =======

     The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. All interest rate caps, floors and swaps will expire on various dates from 2000 to 2003.

     Interest rate caps, floors and swaps are used to manage the Company's exposure to interest rate risk. These instruments are used primarily to protect the margin between interest rates earned on investments and the interest rates credited to related annuity contract holders.

8.   Fair values of financial instruments

     The Company discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. Fair value of life insurance obligations, receivables and all non-financial instruments, such as deferred acquisition costs are excluded. Off-balance sheet intangible assets are also excluded. Management believes the value of excluded assets and liabilities is significant. The fair value of the Company, therefore, cannot be estimated by aggregating the amounts presented.

                                                                                December 31,
                                                                1998                              1997
                                                               --------                        --------
                                                         Carrying          Fair          Carrying         Fair
    Financial Assets                                      Amount          Value           Amount          Value
    Investments:
    Fixed maturities (Note 2):
       Held to maturity                                  $1,081,193      $1,126,732      $1,186,682      $1,223,108
       Available for sale                                 2,594,858       2,594,858       2,685,799       2,685,799
    Mortgage loans on real estate (Note 2)                  815,806         874,064         738,052         775,869
    Derivative financial instruments (Note 7)                12,103          19,316          16,024          13,740
    Separate account assets (Note 1)                        123,185         123,185          62,087          62,087

    Financial Liabilities
    Future policy benefits for fixed annuities           $4,152,059      $4,000,789      $4,330,173      $4,152,471
    Separate account liabilities                            123,185         115,879          62,087          58,116

     At December 31, 1998 and 1997, the carrying amount and fair value of future policy benefits for fixed annuities exclude life insurance-related contracts carried at $14,793 and $13,040, respectively. The fair value of these benefits is based on the status of the annuities at December 31, 1998 and 1997.

     The fair values of deferred annuities and separate account liabilities are estimated as the carrying amount less applicable surrender charges. The fair value for annuities in non-life contingent payout status is estimated as the present value of projected benefit payments at rates appropriate for contracts issued in 1998 and 1997.

9.   Commitments and contingencies

     A number of lawsuits have been filed against life and health insurers in jurisdictions in which the Company conducts business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. The Company, along with AEFC and its insurance subsidiaries, has been named as a defendant in one of these types of actions.

     The plaintiffs purport to represent a class consisting of all persons who purchased policies or contracts from IDS Life and its subsidiaries. The complaint puts at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. IDS Life and its subsidiaries believe they have meritorious defenses to the claims raised in this lawsuit.

     The outcome of any litigation cannot be predicted with certainty. In the opinion of management, however, the ultimate resolution of this lawsuit should not have a material adverse effect on the Company's financial position.

10.  Year 2000 Issue (Unaudited)

     The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of the Company. All of the major systems used by the Company are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. The Company's business is heavily dependent upon AEFC's computer systems and has significant interactions with systems of third parties.

     A comprehensive review of AEFC's computer systems and business processes, has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps have been taken to resolve potential problems including modification to existing software and the purchase of new software. AEFC's target date for substantially completing its program of corrective measures on internal business critical systems was December 31, 1998. As of June 30, 1999, AEFC completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. The Year 2000 readiness of unaffiliated investment managers and other third parties whose system failures could have an impact on the Company's operations continues to be evaluated. The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to AEFC or the company.

     AEFC's Year 2000 project includes establishing Year 2000 contingency plans for all key business units. Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. These plans are being amended to include specific Year 20000 considerations and will contine to be refined throughout 1999 as additional information related to potential Year 2000 exposure is gathered.

PART C.

Item 24.          Financial Statements and Exhibits

(a)      Financial Statements included in Part B of this Registration Statement:

The audited financial statements of the variable account including:

         Statements of net assets as of Dec. 31, 1998;
         Statements of operations for the year ended Dec. 31, 1998; and Statements of changes in net assets for the years ended Dec. 31, 1998 and 1997.
         Notes to Financial Statements.
         Report of Independent Auditors dated March 12, 1999.

The audited financial statements of American Enterprise Life Insurance Company including:

         Balance sheets as of Dec. 31, 1998 and 1997; and Related statements of income, stockholder's equity and cash flows for the years ended Dec. 31, 1998, 1997, and 1996.
         Notes to Financial Statements.
         Report of Independent Auditors dated Feb. 4, 1999.

(b)  Exhibits:

1.1 Resolution of the Executive Committee of the Board of Directors of American Enterprise Life establishing the American Enterprise Variable Annuity Account dated July 15, 1987, filed electronically as Exhibit 1 to the Initial Registration Statement No. 33-54471, filed on or about July 5, 1994, is incorporated herein by reference.

1.2 Resolution of the Board of Directors of American Enterprise Life establishing 37 additional subaccounts within the separate account dated
     June 29, 1999, filed electronically as Exhibit 1.2 to Pre-Effective Amendment No. 1 to American Enterprise Variable Annuity Account Registration Statement No. 333-67595, filed on or about July 8, 1999, is incorporated herein by reference.

2.   Not applicable.

3. Form of Master General Agent Agreement for American Enterprise Life Insurance Company Variable Annuities (form 9802B) is filed electronically herewith.

4.1 Form of Deferred Annuity Contract (form 43431) is filed electronically herewith.

4.2  Form of Roth IRA Endorsement (form 43094) is filed electronically herewith.

4.3  Form of SEP-IRA Endorsement (form 43433) is filed electronically herewith.

4.4 Form of TSA Endorsement (form 43413) filed electronically as Exhibit 4.4 to Pre-Effective Amendment No. 1 to American Enterprise Variable Annuity Account Registration Statement No. 333-67595, filed on or about July 8, 1999, is incorporated herein by reference.

5. Form of Variable Annuity Application (form 43432) is filed electronically herewith.

6.1 Amendment and Restatement of Articles of Incorporation of American Enterprise Life dated July 29, 1986, filed electronically as Exhibit 6.1 to the Initial Registration Statement No. 33-54471, filed on or about July 5, 1994, is incorporated herein by reference.

6.2  Amended  By-Laws of  American  Enterprise  Life,  filed  electronically  as
     Exhibit 6.2 to the Initial Registration Statement No. 33-54471, filed on or about July 5, 1994, is incorporated herein by reference.

7.   Not applicable.

8.1 Form of Participation Agreement among Royce Capital Fund, Royce & Associates, Inc. and American Enterprise Life Insurance Company is filed electronically herewith.

8.2(a) Copy of  Participation  Agreement  among Putnam  Capital  Manager  Trust,
     Putnam Mutual Funds Corp. and American Enterprise Life Insurance Company, dated January 16, 1995, filed electronically as Exhibit 8.2 to Post-Effective Amendment No. 2 to Registration Statement No. 33-54471, is incorporated herein by reference.

8.2(b) Form of Amendment No. 4 to  Participation  Agreement among Putnam Capital
     Manager Trust, Putnam Mutual Funds Corp. and American Enterprise Life Insurance Company dated June 15, 1999 is filed electronically herewith.

8.3 Form of Participation Agreement among Templeton Variable Products Series Fund, Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and American Enterprise Life Insurance Company is filed electronically herewith.

8.4(a) Copy of  Participation  Agreement among Goldman Sachs Variable  Insurance
     Trust, Goldman Sachs & Co. and American Enterprise Life Insurance Company, dated April 1, 1999, is filed electronically herewith.

8.4(b) Form of  Amendment 1 to  Schedule 2 to  Participation  Agreement  among
     Goldman Sachs Variable Insurance Trust, Goldman Sachs & Co. and American Enterprise Life Insurance Company is filed electronically herewith.

8.4(c) Form of  Amendment 1 to  Schedule 3 to  Participation  Agreement  among
     Goldman Sachs Variable Insurance Trust, Goldman Sachs & Co. and American Enterprise Life Insurance Company is filed electronically herewith.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered filed electronically herewith.

10.  Consent of Independent Auditors filed electronically herewith.

11.  None.

12.  Not applicable.

13. Copy of schedule for computation of each performance quotation provided in the Registration Statement in response to Item 21, filed electronically as
     Exhibit 13 to the Initial Registration Statement No. 33-54471, filed on or about July 5, 1994, is incorporated herein by reference.

14.  Not applicable.

15.1 Power of Attorney to sign this Registration Statement, dated March 28, 1997, filed electronically as Exhibit 15 to Post-Effective Amendment No. 7 to Registration Statement No. 33-54471, is incorporated herein by reference.

15.2 Power of Attorney to sign this Registration Statement, dated April 9, 1998, filed electronically as Exhibit 15.2 to Post-Effective Amendment No. 10 to Registration Statement No. 33-54471, is incorporated herein by reference.

15.3 Power of Attorney to sign this Pre-Effective Amendment, dated July 29, 1999, is filed electronically herewith.

Item 25. Directors and Officers of the Depositor (American Enterprise Life Insurance Company)

Name                                  Principal Business Address             Positions and Offices with Depositor
------------------------------------- -------------------------------------- --------------------------------------

James E. Choat                        IDS Tower 10                           Director, President and Chief
                                      Minneapolis, MN  55440                 Executive Officer

Lorraine R. Hart                      IDS Tower 10                           Vice President, Investments
                                      Minneapolis, MN  55440

Jeffrey S. Horton                     IDS Tower 10                           Vice President and Treasurer
                                      Minneapolis, MN  55440

Richard W. Kling                      IDS Tower 10                           Director and Chairman of the Board
                                      Minneapolis, MN  55440

Bruce A. Kohn                         IDS Tower 10                           Vice President, Group Counsel and
                                      Minneapolis, MN  55440                 Assistant Secretary

Paul S. Mannweiler                    Indianapolis Power and Light           Director
                                      One Monument Circle
                                      P.O. Box 1595
                                      Indianapolis, IN  46206-1595

Paula R. Meyer                        IDS Tower 10                           Director and Executive Vice
                                      Minneapolis, MN  55440                 President, Assured Assets

Mary Ellyn Minenko                    IDS Tower 10                           Vice President, Group Counsel and
                                      Minneapolis, MN  55440                 Assistant Secretary

Stuart A. Sedlacek                    IDS Tower 10                           Executive Vice President
                                      Minneapolis, MN  55440

F. Dale Simmons                       IDS Tower 10                           Vice President, Real Estate Loan
                                      Minneapolis, MN  55440                 Management

William A. Stoltzmann                 IDS Tower 10                           Director, Vice President, General
                                      Minneapolis, MN  55440                 Counsel and Secretary

Philip C. Wentzel                     IDS Tower 10                           Vice President and Controller
                                      Minneapolis, MN 55440

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

                  American Enterprise Life Insurance Company is a wholly-owned subsidiary of IDS Life Insurance Company which is a wholly-owned subsidiary of American Express Financial Corporation. American Express Financial Corporation is a wholly-owned subsidiary of American Express Company (American Express).

                  The following list includes the names of major subsidiaries of American Express.

                                                                                        Jurisdiction of
Name of Subsidiary                                                                      Incorporation

I. Travel Related Services

     American Express Travel Related Services Company, Inc.                             New York

II. International Banking Services

     American Express Bank Ltd.                                                         Connecticut

III. Companies engaged in Financial Services

     Advisory Capital Strategies Group Inc.                                             Minnesota
     American Centurion Life Assurance Company                                          New York
     American Enterprise Investment Services Inc.                                       Minnesota
     American Enterprise Life Insurance Company                                         Indiana
     American Express Asset Management Group Inc.                                       Minnesota
     American Express Asset Management International Inc.                               Delaware
     American Express Asset Management International (Japan) Ltd.                       Japan
     American Express Asset Management Ltd.                                             England
     American Express Client Service Corporation                                        Minnesota
     American Express Corporation                                                       Delaware
     American Express Financial Advisors Inc.                                           Delaware
     American Express Financial Corporation                                             Delaware
     American Express Insurance Agency of Arizona Inc.                                  Arizona
     American Express Insurance Agency of Idaho Inc.                                    Idaho
     American Express Insurance Agency of Nevada Inc.                                   Nevada
     American Express Insurance Agency of Oregon Inc.                                   Oregon
     American Express Minnesota Foundation                                              Minnesota
     American Express Property Casualty Insurance Agency of Kentucky Inc.               Kentucky
     American Express Property Casualty Insurance Agency of Maryland Inc.               Maryland
     American Express Property Casualty Insurance Agency of Pennsylvania Inc.           Pennsylvania
     American Express Trust Company                                                     Minnesota
     American Partners Life Insurance Company                                           Arizona
     IDS Cable Corporation                                                              Minnesota
     IDS Cable II Corporation                                                           Minnesota
     IDS Capital Holdings Inc.                                                          Minnesota
     IDS Certificate Company                                                            Delaware
     IDS Futures Corporation                                                            Minnesota
     IDS Insurance Agency of Alabama Inc.                                               Alabama
     IDS Insurance Agency of Arkansas Inc.                                              Arkansas
     IDS Insurance Agency of Massachusetts Inc.                                         Massachusetts
     IDS Insurance Agency of New Mexico Inc.                                            New Mexico


     IDS Insurance Agency of North Carolina Inc.                                        North Carolina
     IDS Insurance Agency of Utah Inc.                                                  Utah
     IDS Insurance Agency of Wyoming Inc.                                               Wyoming
     IDS Life Insurance Company                                                         Minnesota
     IDS Life Insurance Company of New York                                             New York
     IDS Management Corporation                                                         Minnesota
     IDS Partnership Services Corporation                                               Minnesota
     IDS Plan Services of California, Inc.                                              Minnesota
     IDS Property Casualty Insurance Company                                            Wisconsin
     IDS Real Estate Services, Inc.                                                     Delaware
     IDS Realty Corporation                                                             Minnesota
     IDS Sales Support Inc.                                                             Minnesota
     IDS Securities Corporation                                                         Delaware
     Investors Syndicate Development Corp.                                              Nevada
     Public Employee Payment Company                                                    Minnesota

Item 27.          Number of Contract owners

                  Not applicable.

Item 28.          Indemnification

                  The By-Laws of the depositor provide that the Corporation shall have the power to indemnify a director, officer, agent or employee of the Corporation pursuant to the provisions of applicable statues or pursuant to contract.

                  The Corporation may purchase and maintain insurance on behalf of any director, officer, agent or employee of the Corporation against any liability asserted against or incurred by the director, officer, agent or employee in such capacity or arising out of the director's, officer's, agent's or employee's status as such, whether or not the Corporation would have the power to indemnify the director, officer, agent or employee against such liability under the provisions of applicable law.

                  The By-Laws of the depositor provide that it shall indemnify a director, officer, agent or employee of the depositor pursuant to the provisions of applicable statutes or pursuant to contract.

                  Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29      Principal Underwriters

         (a) American Express Financial Advisors acts as principal underwriter for the following investment companies:

         AXP Bond Fund, Inc.; AXP California Tax-Exempt Trust; AXP Discovery Fund, Inc.; AXP Equity Select Fund, Inc.; AXP Extra Income Fund, Inc.; AXP Federal Income Fund, Inc.; AXP Global Series, Inc.; AXP Growth Fund, Inc.; AXP High Yield Tax-Exempt Fund, Inc.; AXP International Fund, Inc.; AXP Investment Series, Inc.; AXP Managed Retirement Fund, Inc.; AXP Market Advantage Series, Inc.; AXP Money Market Series, Inc.; AXP New Dimensions Fund, AXP.; AXP Precious Metals Fund, Inc.; AXP Progressive Fund, Inc.; AXP Selective Fund, Inc.; AXP Special Tax-Exempt Series Trust; AXP Stock Fund, Inc.; AXP Strategy Fund, Inc.; AXP Tax-Exempt Bond Fund, Inc.; AXP Tax-Free Money Fund, Inc.; AXP Utilities Income Fund, Inc., Growth Trust; Growth and Income Trust; Income Trust, Tax-Free Income Trust, World Trust and IDS Certificate Company.

(b) As to each director, officer or partner of the principal underwriter:

Name and Principal Business Address        Position and Offices with            Positions with Offices with
                                           Underwriter                          Registrant
------------------------------------------ ------------------------------------ -----------------------------

Ronald. G. Abrahamson                      Vice President - Service Quality     None
IDS Tower 10                               and Reengineering
Minneapolis, MN  55440

Douglas A. Alger                           Senior Vice President - Human        None
IDS Tower 10                               Resources
Minneapolis, MN  55440

Peter J. Anderson                          Senior Vice President - Investment   Vice President
IDS Tower 10                               Operations
Minneapolis, MN  55440

Ward D. Armstrong                          Vice President-American Express      None
IDS Tower 10                               Retirement Services
Minneapolis, MN  55440

John M. Baker                              Vice President - Plan Sponsor        None
IDS Tower 10                               Services
Minneapolis, MN  55440

Joseph M. Barksy, III                      Vice President - Senior Portfolio    None
IDS Tower 10                               Manager
Minneapolis, MN  55440

Timothy V. Bechtold                        Vice President - Risk Management     None
IDS Tower 10                               Products
Minneapolis, MN  55440

John D. Begley                             Group Vice President - Ohio/Indiana  None
Suite 100
7760 Olentangy River Rd.
Columbus, OH  43235

Brent L. Bisson                            Group Vice President - Los Angeles   None
Suite 900                                  Metro
E. Westside Twr
11835 West Olympic Blvd.
Los Angeles, CA  90064






John C. Boeder                             Vice President - Nonproprietary      None
IDS Tower 10                               Products
Minneapolis, MN  55440

Walter K. Booker                           Group Vice President - New Jersey    None
IDS Tower 10
Minneapolis, MN  55440

Bruce J. Bordelon                          Group Vice President - Gulf States   None
Galleria One Suite 1900
Galleria Blvd.
Metairie, LA  70001

Charles R. Branch                          Group Vice President - Northwest     None
Suite 200
West 111 North River Dr.
Spokane, WA  99201






Douglas W. Brewers                         Vice President - Sales Support       None
IDS Tower 10
Minneapolis, MN  55440

Karl J. Breyer                             Corporate Senior Vice President      None
IDS Tower 10
Minneapolis, MN  55440

Cynthia M. Carlson                         Vice President - American Express    None
IDS Tower 10                               Securities Services
Minneapolis, MN  55440

Mark W. Carter                             Senior Vice President and Chief      None
IDS Tower 10                               Marketing Officer
Minneapolis, MN  55440

James E. Choat                             Senior Vice President -              Director, President and
IDS Tower 10                               Institutional Products Group         Chief Executive Officer
Minneapolis, MN  55440

Kenneth J. Ciak                            Vice President and General Manager   None
IDS Property Casualty                      - IDS Property Casualty
1400 Lombardi Avenue
Green Bay, WI  54304

Paul A. Connolly                           Vice President - Advisor Staffing,   None
IDS Tower 10                               Training and Support
Minneapolis, MN  55440

Henry J. Cormier                           Group Vice President - Connecticut   None
Commerce Center One
333 East River Drive
East Hartford, CT  06108

John M. Crawford                           Group Vice President -               None
Suite 200                                  Arkansas/Springfield/Memphis
10800 Financial Ctr Pkwy
Little Rock, AR  72211

Kevin F. Crowe                             Group Vice President -               None
Suite 312                                  Carolinas/Eastern Georgia
7300 Carmel Executive Pk
Charlotte, NC  28226






Colleen Curran                             Vice President and Assistant         None
IDS Tower 10                               General Counsel
Minneapolis, MN  55440

Luz Maria Davis                            Vice President - Communications      None
IDS Tower 10
Minneapolis, MN  55440

Scott M. DiGiammarino                      Group Vice President -               None
Suite 500                                  Washington/Baltimore
8045 Leesburg Pike
Vienna, VA  22182

Bradford L. Drew                           Group Vice President - Eastern       None
Two Datran Center                          Florida
Penthouse One B
9130 S. Dadeland Blvd.
Miami, FL  33156

Douglas K. Dunning                         Vice President - Assured Assets      None
IDS Tower 10                               Product Development and Management
Minneapolis, MN  55440

James P. Egge                              Group Vice President - Western       None
4305 South Louise, Suite 202               Iowa, Nebraska, Dakotas
Sioux Falls, SD  57103

Gordon L. Eid                              Senior Vice President, General       None
IDS Tower 10                               Counsel and Chief Compliance
Minneapolis, MN  55440                     Officer

Robert M. Elconin                          Vice President - Government          None
IDS Tower 10                               Relations
Minneapolis, MN  55440

Phillip W. Evans,                          Group Vice President - Rocky         None
Suite 600                                  Mountain
6985 Union Park Center
Midvale, UT  84047-4177

Gordon M. Fines                            Vice President - Mutual Fund         None
IDS Tower 10                               Equity Investments
Minneapolis, MN  55440

Douglas L. Forsberg                        Vice President - Institutional       None
IDS Tower 10                               Products Group
Minneapolis, MN  55440

Jeffrey P. Fox                             Vice President and Corporate         None
IDS Tower 10                               Controller
Minneapolis, MN  55440

William P. Fritz                           Group Vice President - Gateway       None
Suite 160
12855 Flushing Meadows Dr.
St. Louis, MO  63131

Carl W. Gans                               Group Vice President - Twin City     None
8500 Tower Suite 1770                      Metro
8500 Normandale Lake Blvd.
Bloomington, MN  55437






David A. Hammer                            Vice President and Marketing         None
IDS Tower 10                               Controller
Minneapolis, MN  55440

Teresa A. Hanratty                         Group Vice President - Northern      None
Suites 6&7                                 New England
169 South River Road
Bedford, NH  03110

Robert L. Harden                           Group Vice President - Boston Metro  None
Two Constitution Plaza
Boston, MA  02129

Lorraine R. Hart                           Vice President - Insurance           Vice President, Investments
IDS Tower 10                               Investments
Minneapolis, MN  55440

Scott A. Hawkinson                         Vice President and Controller -      None
IDS Tower 10                               Private Client Group
Minneapolis, MN  55440

Brian M. Heath                             Group Vice President - North Texas   None
Suite 150
801 E. Campbell Road
Richardson, TX  75081

Janis K. Heaney                            Vice President - Incentive           None
IDS Tower 10                               Management
Minneapolis, MN  55440

James G. Hirsh                             Vice President and Assistant         None
IDS Tower 10                               General Counsel
Minneapolis, MN  55440

Jon E. Hjelm                               Group Vice President - Rhode         None
310 Southbridge Street                     Island/Central - Western
Auburn, MA  01501                          Massachusetts

David J. Hockenberry                       Group Vice President - Tennessee     None
30 Burton Hills Blvd.                      Valley
Suite 175
Nashville, TN  37215

Jeffrey S. Horton                          Vice President and Treasurer         None
IDS Tower 10
Minneapolis, MN  55440

David R. Hubers                            Chairman, President and Chief        Board member
IDS Tower 10                               Executive Officer
Minneapolis, MN  55440

Martin G. Hurwitz                          Vice President - Senior Portfolio    None
IDS Tower 10                               Manager
Minneapolis, MN  55440

James M. Jensen                            Vice President - Insurance Product   None
IDS Tower 10                               Development and Management
Minneapolis, MN  55440






Marietta L. Johns                          Senior Vice President - Field        None
IDS Tower 10                               Management
Minneapolis, MN  55440

Nancy E. Jones                             Vice President - Business            None
IDS Tower 10                               Development
Minneapolis, MN  55440

Ora J. Kaine                               Vice President - Financial           None
IDS Tower 10                               Advisory Services
Minneapolis, MN  55440

Linda B. Keene                             Vice President - Market Development  None
IDS Tower 10
Minneapolis, MN  55440

G. Michael Kennedy                         Vice President - Investment          None
IDS Tower 10                               Services and Investment Research
Minneapolis, MN  55440

Susan D. Kinder                            Senior Vice President -              None
IDS Tower 10                               Distribution Services
Minneapolis, MN  55440

Richard W. Kling                           Senior Vice President - Products     Director and Chairman of
IDS Tower 10                                                                    the Board
Minneapolis, MN  55440

John M. Knight                             Vice President - Investment          Treasurer
IDS Tower 10                               Accounting
Minneapolis, MN  55440

Paul F. Kolkman                            Vice President - Actuarial Finance   None
IDS Tower 10
Minneapolis, MN  55440

Claire Kolmodin                            Vice President - Service Quality     None
IDS Tower 10
Minneapolis, MN  55440

David S. Kreager                           Group Vice President - Greater       None
Suite 108                                  Michigan
Trestle Bridge V
5126 Lovers Lane
Kalamazoo, MI  49002

Steven C. Kumagai                          Director and Senior Vice President   None
IDS Tower 10                               - Field Management and Business
Minneapolis, MN  55440                     Systems

Mitre Kutanovski                           Group Vice President - Chicago       None
Suite 680                                  Metro
8585 Broadway
Merrillville, IN  48410

Kurt A. Larson                             Vice President - Senior Portfolio    None
IDS Tower 10                               Manager
Minneapolis, MN  55440






Lori J. Larson                             Vice President - Brokerage and       None
IDS Tower 10                               Direct Services
Minneapolis, MN  55440

Daniel E. Laufenberg                       Vice President and Chief U.S.        None
IDS Tower 10                               Economist
Minneapolis, MN  55440

Peter A. Lefferts                          Senior Vice President - Corporate    None
IDS Tower 10                               Strategy and Development
Minneapolis, MN  55440

Douglas A. Lennick                         Director and Executive Vice          None
IDS Tower 10                               President - Private Client Group
Minneapolis, MN  55440

Mary J. Malevich                           Vice President - Senior Portfolio    None
IDS Tower 10                               Manager
Minneapolis, MN  55440

Fred A. Mandell                            Vice President - Field Marketing     None
IDS Tower 10                               Readiness
Minneapolis, MN  55440

Daniel E. Martin                           Group Vice President - Pittsburgh    None
Suite 650                                  Metro
5700 Corporate Drive
Pittsburgh, PA  15237

Sarah A. Mealey                            Vice President - Mutual Funds        None
IDS Tower 10
Minneapolis, MN  55440

Paula R. Meyer                             Vice President - Assured Assets      Director and Executive Vice
IDS Tower 10                                                                    President - Assured Assets
Minneapolis, MN  55440

William P. Miller                          Vice President and Senior            None
IDS Tower 10                               Portfolio Manager
Minneapolis, MN  55440

James A. Mitchell                          Executive Vice President -           None
IDS Tower 10                               Marketing and Products
Minneapolis, MN  55440

Pamela J. Moret                            Vice President - Variable Assets     None
IDS Tower 10
Minneapolis, MN  55440

Alan D. Morgenstern                        Group Vice President - Central       None
Suite 200                                  California/Western Nevada
3500 Market Street
Camp Hill, NJ  17011

Barry J. Murphy                            Senior Vice President - Client       None
IDS Tower 10                               Service
Minneapolis, MN  55440

Mary Owens Neal                            Vice President - Mature Market       None
IDS Tower 10                               Segment
Minneapolis, MN  55440






Thomas V. Nicolosi                         Group Vice President - New York      None
Suite 220                                  Metro Area
500 Mamaroneck Avenue
Harrison, NY  10528

Michael J. O'Keefe                         Vice President - Advisory Business   None
IDS Tower 10                               Systems
Minneapolis, MN  55440

James R. Palmer                            Vice President - Taxes               None
IDS Tower 10
Minneapolis, MN  55440

Marc A. Parker                             Group Vice President -               None
10200 SW Greenburg Road                    Portland/Eugene
Suite 110
Portland, OR  97223

Carla P. Pavone                            Vice President - Compensation and    None
IDS Tower 10                               Field Administration
Minneapolis, MN  55440

Thomas P. Perrine                          Senior Vice President - Group        None
IDS Tower 10                               Relationship Leader/American
Minneapolis, MN  55440                     Express Technologies Financial
                                           Services

Susan B. Plimpton                          Vice President - Marketing Services  None
IDS Tower 10
Minneapolis, MN  55440

Larry M. Post                              Group Vice President -               None
One Tower Bridge                           Philadelphia Metro
100 Front Street, 8th Fl
West Conshohocken, PA  19428

Ronald W. Powell                           Vice President and Assistant         None
IDS Tower 10                               General Counsel
Minneapolis, MN  55440

Diana R. Prost                             Group Vice President -               None
3030 N.W. Expressway                       Kansas/Oklahoma
Suite 900
Oklahoma City, OK  73112

James M. Punch                             Vice President and Project Manager   None
IDS Tower 10                               - Platform I Value Enhanced
Minneapolis, MN  55440

Frederick C. Quirsfeld                     Senior Vice President - Fixed        None
IDS Tower 10                               Income
Minneapolis, MN  55440

Rollyn C. Renstrom                         Vice President - Corporate           None
IDS Tower 10                               Planning and Analysis
Minneapolis, MN  55440

R. Daniel Richardson                       Group Vice President - Southern      None
Suite 800                                  Texas
Arboretum Plaza One
9442 Capital of Texas Hwy. N
Austin, TX  78759






ReBecca K. Roloff                          Senior Vice President - Field        None
IDS Tower 10                               Management and Financial Advisory
Minneapolis, MN  55440                     Service

Stephen W. Roszell                         Senior Vice President -              None
IDS Tower 10                               Institutional
Minneapolis, MN  55440

Max G. Roth                                Group Vice President -               None
Suite 201 S. IDS Ctr                       Wisconsin/Upper Michigan
1400 Lombardi Avenue
Green Bay, WI  54304

Erven A. Samsel                            Senior Vice President - Field        None
45 Braintree Hill Park                     Management
Suite 402
Braintree, MA  02184

Russell L. Scalfano                        Group Vice President -               None
Suite 201                                  Illinois/Indiana/Kentucky
101 Plaza East Blvd.
Evansville, IN  47715

William G. Scholz                          Group Vice President - Arizona/Las   None
Suite 205                                  Vegas
7333 E. Doubletree Ranch Rd
Scottsdale, AZ  85258

Stuart A. Sedlacek                         Senior Vice President and Chief      Executive Vice President
IDS Tower 10                               Financial Officer
Minneapolis, MN  55440

Donald K. Shanks                           Vice President - Property Casualty   None
IDS Tower 10
Minneapolis, MN  55440

F. Dale Simmons                            Vice President - Senior Portfolio    Vice President, Real Estate
IDS Tower 10                               Manager, Insurance Investments       Loan Management
Minneapolis, MN  55440

Judy P. Skoglund                           Vice President - Quality and         None
IDS Tower 10                               Service Support
Minneapolis, MN  55440

James B. Solberg                           Group Vice President - Eastern       None
466 Westdale Mall                          Iowa Area
Cedar Rapids, IA  52404

Bridget Sperl                              Vice President - Geographic          None
IDS Tower 10                               Service Teams
Minneapolis, MN  55440

Paul J. Stanislaw                          Group Vice President - Southern      None
Suite 1100                                 California
Two Park Plaza
Irvine, CA  92714

Lisa A. Steffes                            Vice President - Cardmember          None
IDS Tower 10                               Initiatives
Minneapolis, MN  55440






Lois A. Stilwell                           Group Vice President - Outstate      None
Suite 433                                  Minnesota Area/North
9900 East Bren Road                        Dakota/Western Wisconsin
Minnetonka, MN  55343

William A. Stoltzmann                      Vice President and Assistant         Director, Vice President,
IDS Tower 10                               General Counsel                      General Counsel and
Minneapolis, MN  55440                                                          Secretary

James J. Strauss                           Vice President and General Auditor   None
IDS Tower 10
Minneapolis, MN  55440

Jeffrey J. Stremcha                        Vice President - Information         None
IDS Tower 10                               Resource Management/ISD
Minneapolis, MN  55440

Barbara Stroup Stewart                     Vice President - Channel             None
IDS Tower 10                               Development
Minneapolis, MN  55440

Craig P. Taucher                           Group Vice President -               None
Suite 150                                  Orlando/Jacksonville
4190 Belfort Road
Jacksonville, FL  32216

Neil G. Taylor                             Group Vice President -               None
Suite 425                                  Seattle/Tacoma/Hawaii
101 Elliott Avenue West
Seattle, WA  98119

John R. Thomas                             Senior Vice President                None
IDS Tower 10
Minneapolis, MN  55440

Peter S. Velardi                           Group Vice President -               None
Suite 180                                  Atlanta/Birmingham
1200 Ashwood Parkway
Atlanta, GA  30338

Charles F. Wachendorfer                    Group Vice President - Detroit       None
Suite 100                                  Metro
Stanford Plaza II
7979 East Tufts Ave. Pkwy
Denver, CO  80237

Wesley W. Wadman                           Vice President - Senior Portfolio    None
IDS Tower 10                               Manager
Minneapolis, MN  55440

Donald F. Weaver                           Group Vice President - Greater       None
3500 Market Street, Suite 200              Pennsylvania
Camp Hill, PA  17011

Norman Weaver Jr.                          Senior Vice President - Field        None
1010 Main St., Suite 2B                    Management
Huntington Beach, CA  92648

Michael L. Weiner                          Vice President - Tax Research and    None
IDS Tower 10                               Audit
Minneapolis, MN  55440






Lawrence J. Welte                          Vice President - Investment          None
IDS Tower 10                               Administration
Minneapolis, MN  55440

Jeffry M. Welter                           Vice President - Equity and Fixed    None
IDS Tower 10                               Income Trading
Minneapolis, MN  55440

Thomas L. White                            Group Vice President - Cleveland     None
Suite 200                                  Metro
28601 Chagrin Blvd.
Woodmere, OH  44122

Eric S. Williams                           Group Vice President - Virginia      None
Suite 250
3951 Westerre Parkway
Richmond, VA  23233

William J. Williams                        Group Vice President - Western       None
Two North Tamiami Trail                    Florida
Suite 702
Sarasota, FL  34236






Edwin M. Wistrand                          Vice President and Assistant         None
IDS Tower 10                               General Counsel
Minneapolis, MN  55440

Michael D. Wolf                            Vice President - Senior Portfolio    None
IDS Tower 10                               Manager
Minneapolis, MN  55440

Michael R. Woodward                        Senior Vice President - Field        None
32 Ellicott St.                            Management
Suite 100
Batavia, NY  14020

Item 29(c)

                        Net Underwriting
Name of Principal       Discounts and         Compensation on      Brokerage
Underwriter             Commissions           Redemption           Commissions           Compensation

American Express        $4,415,795            $199,062             None                  None
Financial Advisors
Inc.

Item 30.                            Location of Accounts and Records

             American Enterprise Life Insurance Company
             IDS Tower 10
             Minneapolis, MN  55402

Item 31.     Management Services

             Not applicable.

Item 32. Undertakings

         (a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

         (b) Registrant undertakes that it will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

         (c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to American Enterprise Life Contract Owner Service at the address or phone number listed in the prospectus.

         (d) Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance
                 (pub. avail. Nov. 28, 1998). Further, Registrant represents that it has complied with the provisions of paragraphs (1)-(4) of that no-action letter.

         (e) The sponsoring insurance company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, American Enterprise Life Insurance Company, on behalf of the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota, on the 4th day of August, 1999.

                           AMERICAN ENTERPRISE VARIABLE ANNUITY ACCOUNT
                                                     (Registrant)

                           By American Enterprise Life Insurance Company
                                                     (Sponsor)

                           By /s/James E. Choat*
                                 James E. Choat
                                 President and Chief Executive Officer

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of August, 1999.

Signature                          Title

/s/  James E. Choat*               Director, President and
     James E. Choat                Chief Executive Officer

/s/  Jeffrey S. Horton**           Vice President and Treasurer
     Jeffrey S. Horton

/s/  Richard W. Kling*             Director and Chairman of the Board
     Richard W. Kling

/s/  Paul S. Mannweiler*           Director
     Paul S. Mannweiler

/s/  Paula R. Meyer***             Executive Vice President, Assured Assets
     Paula R. Meyer

/s/  William A. Stoltzmann*        Director, Vice President, General
     William A. Stoltzmann         Counsel and Secretary

/s/  Philip C. Wentzel**           Vice President and Controller
     Philip C. Wentzel

*Signed pursuant to Power of Attorney, dated March 28, 1997, filed electronically as Exhibit 15 to Post-Effective Amendment No. 7 to Registration Statement No. 33-54471, filed on or about April 23, 1997, incorporated herein by reference.

**Signed pursuant to Power of Attorney, dated April 9, 1998, filed electronically as Exhibit 15.2 to Post-Effective Amendment No. 10 to
Registration Statement No. 33-54471, filed on or about April 30, 1998, incorporated herein by reference.


***Signed   pursuant  to  Power  of  Attorney,   dated  July  29,  1999,   filed
electronically as Exhibit 15.3 herewith.




By:   /s/ Eileen Newhouse
      Eileen Newhouse

CONTENTS OF PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT

This Pre-Effective Amendment is comprised of the following papers and documents:

The Cover Page.

Part A.

         The prospectus.

Part B.

         Statement of Additional Information.

         Financial Statements

Part C.

         Other Information.

         The signatures.

         Exhibits.